                                                                     EXHIBIT 4.1

                                                                  EXECUTION COPY

================================================================================

                                  $155,000,000

                                CREDIT AGREEMENT

                           DATED AS OF JULY 22, 2004,

                                      AMONG

                              QUEST CHEROKEE, LLC,
                                  AS BORROWER,

                       THE OTHER GUARANTORS PARTY HERETO,
                                 AS GUARANTORS,

                            THE LENDERS PARTY HERETO

                                       AND

                               UBS SECURITIES LLC,
      AS ARRANGER, BOOKMANAGER, DOCUMENTATION AGENT AND SYNDICATION AGENT,

                                       AND

                            UBS AG, STAMFORD BRANCH,
         AS ISSUING BANK, LC FACILITY ISSUING BANK, ADMINISTRATIVE AGENT
                              AND COLLATERAL AGENT,

                                       AND

                              UBS LOAN FINANCE LLC,
                               AS SWINGLINE LENDER

                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                               New York, NY 10005

================================================================================

                                TABLE OF CONTENTS

Section                                                                              Page
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
                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01   Defined Terms.......................................................    2
SECTION 1.02   Classification of Loans and Borrowings..............................   35
SECTION 1.03   Terms Generally.....................................................   35
SECTION 1.04   Accounting Terms; GAAP..............................................   36
SECTION 1.05   Petroleum Terms.....................................................   36
SECTION 1.06   Resolution of Drafting Ambiguities..................................   36

                                   ARTICLE II

                                   THE CREDITS

SECTION 2.01   Commitments.........................................................   36
SECTION 2.02   Loans...............................................................   36
SECTION 2.03   Borrowing Procedure.................................................   37
SECTION 2.04   Evidence of Debt; Repayment of Loans................................   38
SECTION 2.05   Fees................................................................   39
SECTION 2.06   Interest on Loans...................................................   40
SECTION 2.07   Termination and Reduction of Commitments and LC Facility Deposit....   41
SECTION 2.08   Interest Elections..................................................   42
SECTION 2.09   Amortization of Term B Borrowings...................................   43
SECTION 2.10   Optional and Mandatory Prepayments..................................   43
SECTION 2.11   Alternate Rate of Interest..........................................   46
SECTION 2.12   Increased Costs.....................................................   47
SECTION 2.13   Breakage Payments...................................................   48
SECTION 2.14   Payments Generally; Pro Rata Treatment; Sharing of Setoffs..........   48
SECTION 2.15   Taxes...............................................................   50
SECTION 2.16   Mitigation Obligations; Replacement of Lenders......................   51
SECTION 2.17   Swingline Loans.....................................................   52
SECTION 2.18   Letters of Credit...................................................   53
SECTION 2.19   LC Facility Deposit Account.........................................   60

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01   Organization; Powers................................................   61
SECTION 3.02   Authorization; Enforceability.......................................   61
SECTION 3.03   No Conflicts........................................................   62
SECTION 3.04   Financial Statements; Projections...................................   62
SECTION 3.05   Properties..........................................................   62
SECTION 3.06   Intellectual Property...............................................   63
SECTION 3.07   Equity Interests and Subsidiaries...................................   64

Section                                                                                    Page
-------                                                                                    ----
SECTION 3.08   Litigation; Compliance with Laws..........................................   64
SECTION 3.09   Agreements................................................................   64
SECTION 3.10   Federal Reserve Regulations...............................................   65
SECTION 3.11   Investment Company Act; Public Utility Holding Company Act................   65
SECTION 3.12   Use of Proceeds...........................................................   65
SECTION 3.13   Taxes.....................................................................   65
SECTION 3.14   No Material Misstatements.................................................   66
SECTION 3.15   Labor Matters.............................................................   66
SECTION 3.16   Solvency..................................................................   66
SECTION 3.17   Employee Benefit Plans....................................................   66
SECTION 3.18   Environmental Matters.....................................................   67
SECTION 3.19   Insurance.................................................................   68
SECTION 3.20   Security Documents........................................................   68
SECTION 3.21   Anti-Terrorism Law........................................................   69
SECTION 3.22   Mineral Interests.........................................................   69
SECTION 3.23   Gas Balancing Agreements and Advance Payment Contracts....................   70

                                   ARTICLE IV

                         CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01   Conditions to Initial Credit Extension....................................   70
SECTION 4.02   Conditions to All Credit Extensions.......................................   74

                                    ARTICLE V

                              AFFIRMATIVE COVENANTS

SECTION 5.01   Financial Statements, Reports, etc........................................   75
SECTION 5.02   Litigation and Other Notices..............................................   78
SECTION 5.03   Existence; Businesses and Properties......................................   78
SECTION 5.04   Insurance.................................................................   79
SECTION 5.05   Taxes.....................................................................   80
SECTION 5.06   Employee Benefits.........................................................   80
SECTION 5.07   Maintaining Records; Access to Properties and Inspections; Audit; Annual
                  Meetings...............................................................   81
SECTION 5.08   Use of Proceeds...........................................................   81
SECTION 5.09   Compliance with Environmental Laws; Environmental Reports.................   81
SECTION 5.10   Interest Rate Protection..................................................   82
SECTION 5.11   Additional Collateral; Additional Guarantors..............................   82
SECTION 5.12   Security Interests; Further Assurances....................................   83
SECTION 5.13   Information Regarding Collateral..........................................   84
SECTION 5.14   Post-Closing Collateral Matters...........................................   84
SECTION 5.15   Operation of Properties, Equipment and Mineral Interests..................   84
SECTION 5.16   Change to Fiscal Year.....................................................   85

                                   ARTICLE VI

                               NEGATIVE COVENANTS

SECTION 6.01   Indebtedness..............................................................   85

Section                                                                                    Page
-------                                                                                    ----
SECTION 6.02   Liens.....................................................................   86
SECTION 6.03   Sale and Leaseback Transactions...........................................   89
SECTION 6.04   Investment, Loan and Advances.............................................   89
SECTION 6.05   Mergers and Consolidations................................................   90
SECTION 6.06   Asset Sales...............................................................   91
SECTION 6.07   Acquisitions..............................................................   91
SECTION 6.08   Dividends; Subordinated Note Payments.....................................   91
SECTION 6.09   Transactions with Affiliates..............................................   92
SECTION 6.10   Financial Covenants.......................................................   93
SECTION 6.11   Prepayments of Other Indebtedness; Modifications of Organizational
                  Documents and Other Documents, etc.....................................   93
SECTION 6.12   Limitation on Certain Restrictions on Subsidiaries........................   94
SECTION 6.13   Limitation on Issuance of Capital Stock...................................   94
SECTION 6.14   Limitation on Creation of Subsidiaries....................................   94
SECTION 6.15   Business..................................................................   94
SECTION 6.16   Limitation on Accounting Changes..........................................   94
SECTION 6.17   Fiscal Year...............................................................   95
SECTION 6.18   Lease Obligations.........................................................   95
SECTION 6.19   No Further Negative Pledge................................................   95
SECTION 6.20   Anti-Terrorism Law; Anti-Money Laundering.................................   95
SECTION 6.21   Embargoed Person..........................................................   95

                                   ARTICLE VII

                                    GUARANTEE

SECTION 7.01   The Guarantee.............................................................   96
SECTION 7.02   Obligations Unconditional.................................................   96
SECTION 7.03   Reinstatement.............................................................   97
SECTION 7.04   Subrogation; Subordination................................................   97
SECTION 7.05   Remedies..................................................................   97
SECTION 7.06   Instrument for the Payment of Money.......................................   98
SECTION 7.07   Continuing Guarantee......................................................   98
SECTION 7.08   General Limitation on Guarantee Obligations...............................   98
SECTION 7.09   Release of Guarantors.....................................................   98

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

SECTION 8.01   Events of Default.........................................................   98

                                   ARTICLE IX

             COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

SECTION 9.01   Collateral Account........................................................  101
SECTION 9.02   Proceeds of Destruction, Taking and Collateral Dispositions...............  102
SECTION 9.03   Application of Proceeds...................................................  102

Section                                                                             Page
-------                                                                             ----
                                    ARTICLE X

                THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 10.01   Appointment........................................................  103
SECTION 10.02   Agent in Its Individual Capacity...................................  103
SECTION 10.03   Exculpatory Provisions.............................................  103
SECTION 10.04   Reliance by Agent..................................................  103
SECTION 10.05   Delegation of Duties...............................................  104
SECTION 10.06   Successor Agent....................................................  104
SECTION 10.07   Non-Reliance on Agent and Other Lenders............................  104
SECTION 10.08   Name Agents........................................................  104
SECTION 10.09   Indemnification....................................................  105

                                   ARTICLE XI

                                  MISCELLANEOUS

SECTION 11.01   Notices............................................................  105
SECTION 11.02   Waivers; Amendment.................................................  106
SECTION 11.03   Expenses; Indemnity................................................  108
SECTION 11.04   Successors and Assigns.............................................  109
SECTION 11.05   Survival of Agreement..............................................  111
SECTION 11.06   Counterparts; Integration; Effectiveness...........................  112
SECTION 11.07   Severability.......................................................  112
SECTION 11.08   Right of Setoff....................................................  112
SECTION 11.09   Governing Law; Jurisdiction; Consent to Service of Process.........  112
SECTION 11.10   Waiver of Jury Trial...............................................  113
SECTION 11.11   Headings...........................................................  113
SECTION 11.12   Confidentiality....................................................  113
SECTION 11.13   Interest Rate Limitation...........................................  114
SECTION 11.14   Lender Addendum....................................................  114
SECTION 11.15   Obligations Absolute...............................................  114

ANNEX I                Amortization Table

SCHEDULES

Schedule 1.01(b)       Refinancing Indebtedness to Be Repaid
Schedule 1.01(c)       Subsidiary Guarantor
Schedule 2.01          LC Facility Deposits
Schedule 3.03          Governmental Approvals; Compliance with Laws
Schedule 3.05(b)       Real Property
Schedule 3.06(c)       Violations or Proceedings
Schedule 3.07(a)       Subsidiaries
Schedule 3.07(c)       Corporate Organizational Chart
Schedule 3.09(c)       Material Agreements
Schedule 3.18          Environmental Matters
Schedule 3.19          Insurance
Schedule 5.01(l)       Reserve Information

Schedule 5.14          Post-Closing Matters
Schedule 6.01(b)       Existing Indebtedness
Schedule 6.02(c)       Existing Liens
Schedule 6.04(b)       Existing Investments

EXHIBITS

Exhibit A              Form of Administrative Questionnaire
Exhibit B              Form of Assignment and Assumption
Exhibit C              Form of Borrowing Request
Exhibit D              Form of Compliance Certificate
Exhibit E              Form of Interest Election Request
Exhibit F              Form of Joinder Agreement
Exhibit G              [Reserved]
Exhibit H              Form of LC Request
Exhibit I              Form of Lender Addendum
Exhibit J              [Reserved]
Exhibit K-1            Form of Term B Note
Exhibit K-2            Form of Revolving Note
Exhibit K-3            Form of Swingline Note
Exhibit L-1            Form of Perfection Certificate
Exhibit L-2            Form of Perfection Certificate Supplement
Exhibit M              Form of Security Agreement
Exhibit N-1            Form of Opinion of Company Counsel
Exhibit N-2            Form of Opinion of Local Counsel
Exhibit O              Form of Solvency Certificate
Exhibit P              Form of Intercompany Note
Exhibit Q              Form of Non-Bank Certificate
Exhibit R-1            Form of Assignment of and Amendment to Mortgages
Exhibit R-2            Form of Amended and Restated Mortgage

                                CREDIT AGREEMENT

            This CREDIT AGREEMENT (this "AGREEMENT") dated as of July 22, 2004, among QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), as documentation agent (in such capacity, "DOCUMENTATION AGENT") and as syndication agent (in such capacity, "SYNDICATION AGENT"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, "ISSUING BANK"), and UBS AG, STAMFORD BRANCH, as LC Facility issuing bank (in such capacity, "LC FACILITY ISSUING BANK"), as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders and as collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties.

                                   WITNESSETH:

            WHEREAS, Borrower, Bank One, NA, a national banking association ("BANK ONE"), acting as administrative agent and collateral agent (in such capacities, the "EXISTING AGENTS") and the financial institutions (including Bank One) party thereto (collectively, the "EXISTING LENDERS") are parties to that certain Revolving Credit Agreement and Senior Term Second Lien Secured Credit Agreement, both dated as of December 22, 2003 (collectively, as each may have been amended, modified or restated from time to time, the "EXISTING CREDIT AGREEMENTS"), pursuant to which the Existing Lenders have made revolving and term loans evidenced by the Existing Credit Agreements and one or more promissory notes (collectively, the "EXISTING LOANS") to Borrower.

            WHEREAS, pursuant to that certain Loan Transfer Agreement and that certain Assignment of and Amendment to Mortgages, the Existing Agents and the Existing Lenders have sold, assigned and transferred to the Administrative Agent, the Collateral Agent and Lenders all right, title and interest of the Existing Agents and the Existing Lenders (excepting those rights and interests specifically reserved pursuant to the terms of said Loan Transfer Agreement) in and to the Existing Loans and all collateral and other security for the Existing Loans, including, without limitation, the Existing Credit Agreements, the promissory note(s), mortgages, deeds of trust, security agreements, assignments of production, guarantees and other instruments and documents given as evidence of or security for the Existing Loans (collectively, the "EXISTING LOAN DOCUMENTS").

            WHEREAS, this Agreement represents a renewal, extension, amendment and modification of the Existing Loans and the other existing indebtedness and obligations owed under the Existing Credit Agreements and the other Existing Loan Documents, but is not a satisfaction or novation thereof, and the Existing Credit Agreement is hereby being amended and restated in its entirety by this Agreement, the existing mortgages are being amended and restated and the other Existing Loan Documents are being terminated and replaced by the other Loan Documents (as defined below), as applicable.

            WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term B Loans on the Closing Date, in an aggregate principal amount not in excess of $120.0 million, (b) Revolving Loans at any time and from time to time after the Closing Date and prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $20.0 million and (c) an LC Facility Letter of Credit on the Closing Date in an aggregate principal amount not in excess of $15.0 million.

            WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time after the Closing Date and prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $5.0 million.

            WHEREAS, Borrower has requested the Issuing Bank to issue Revolving Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $15.0 million, to support payment obligations incurred by Borrower and its Subsidiaries.

            WHEREAS, Borrower has requested the LC Facility Issuing Bank to issue the LC Facility Letter of Credit, in an aggregate face amount equal to $15.0 million on the Closing Date, to provide credit support for certain Commodity Hedging Obligations.

            WHEREAS, the proceeds of the Loans are to be used in accordance with
Section 3.12.

            NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower and the Issuing Bank and the LC Facility Issuing Bank are willing to issue Letters of Credit for the account of Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            SECTION 1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

            "ABR," when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

            "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

            "ABR LOAN" shall mean any ABR Term Loan or ABR Revolving Loan.

            "ABR REVOLVING LOAN" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

            "ABR TERM LOAN" shall mean any Term B Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

            "ACQUISITION CONSIDERATION" shall mean the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, "earn-outs" and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Subsidiaries.

            "ADJUSTED LIBOR RATE" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

            "ADMINISTRATIVE AGENT" shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

            "ADMINISTRATIVE AGENT FEE" shall have the meaning assigned to such term in Section 2.05(b).

            "ADMINISTRATIVE QUESTIONNAIRE" shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

            "ADVANCE PAYMENT CONTRACT" shall mean any contract whereby any Loan Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an "ADVANCE PAYMENT") to be applied toward payment of the purchase price of Hydrocarbons produced or to be produced from Mineral Interests owned by any Loan Party and which Advance Payment is, or is to be, paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided that inclusion of the standard "take or pay" provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

            "AFFILIATE" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term "Affiliate" shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or
(ii) any person that is an executive officer or director of the person specified.

            "AGENTS" shall mean the Arranger, the Documentation Agent, the Syndication Agent, the Administrative Agent and the Collateral Agent; and "AGENT" shall mean any of them.

            "AGREEMENT" shall have the meaning assigned to such term in the preamble hereto.

            "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

            "ANTI-TERRORISM LAWS" shall have the meaning assigned to such term in Section 3.21.

            "APPLICABLE FEE" shall mean 0.50% per annum.

            "APPLICABLE MARGIN" shall mean, for any day, with respect to any Revolving Loan or Term B Loan, as the case may be, the applicable basis points set forth below under the appropriate caption.

                  Eurodollar  ABR
                  ----------  ---
B Loans               400     300

Revolving Loans       375     275

            "APPROVED COUNTERPARTY" means, at any time and from time to time,
(i) any person engaged in the business of writing hedges for commodity, interest rate or currency risk that is acceptable to the Administrative Agent and has, at the time Borrower enters into a Hedging Agreement with such person, a credit rating of A+ or better from Standard & Poor's Ratings Services or A1- or better from Moody's Investors Service, Inc. and (ii) the Administrative Agent, any Lender or any Affiliate of the Administrative Agent or any Lender.

            "APPROVED FUND" shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

            "APPROVED PETROLEUM ENGINEER" shall mean Cawley Gillespie & Associates, Inc. or any other reputable firm of independent petroleum engineers as shall be selected by Borrower and approved by Administrative Agent, such approval not to be unreasonably withheld.

            "ARCLIGHT" means ArcLight Capital Holdings, LLC.

            "ARRANGER" shall have the meaning assigned to such term in the preamble hereto.

            "ASSET COVERAGE RATIO" shall mean, at any date of determination, the ratio of PV-10 Value to Total Net Debt for the Test Period then most recently ended.

            "ASSET SALE" shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property (excluding sales of inventory and dispositions of cash equivalents, in each case, in the ordinary course of business), by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than (i) Borrower,
(ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

            "ASSIGNMENT AND ASSUMPTION" shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.04(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

            "ASSIGNMENT OF AND AMENDMENT TO MORTGAGES" shall mean an assignment and amendment substantially in the form of Exhibit R-1.

            "ATTRIBUTABLE INDEBTEDNESS" shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

            "AUTHORIZED OFFICER" shall mean the Chairman of the Board of Directors (if an officer), the chief executive officer, the President or any Financial Officer of Borrower.

            "BASE RATE" shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

            "BENCHMARK LIBOR RATE" shall have the meaning assigned to such term in Section 2.19(b).

            "BLUESTEM" means Bluestem Pipeline, LLC, a Delaware limited liability company, which is a wholly owned Subsidiary of Borrower.

            "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States.

            "BOARD OF DIRECTORS" shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person,
(iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

            "BORROWER" shall have the meaning assigned to such term in the preamble hereto.

            "BORROWING" shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

            "BORROWING REQUEST" shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent and Borrower.

            "BUDGETED CAPITAL EXPENDITURES" shall mean, for any Excess Cash Flow Period, the Capital Expenditures for proved, probable and possible reserves reflected in the most recent Reserve Report delivered pursuant to Section 5.01(l) plus an additional 15%.

            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

            "CAPITAL EXPENDITURES" shall mean, for any period, without duplication, the increase during that period in the gross property, plant or equipment account in the consolidated balance sheet of Borrower and its Subsidiaries, determined in accordance with GAAP, whether such increase is due to purchase of properties for cash or financed by the incurrence of Indebtedness, but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(f), (ii) any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions and (iii) expenditures made with the proceeds of the Term B Loan. For the avoidance of doubt, the acquisition of undeveloped oil and gas leasehold interests in the Cherokee Basin shall be considered Capital Expenditures.

            "CAPITAL LEASE OBLIGATIONS" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

            "CASH EQUIVALENTS" shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of "A" (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Ratings Services or at least P-I or the equivalent thereof by Moody's Investors Services ,Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

            "CASH INTEREST EXPENSE" shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash by Borrower or any of its Subsidiaries, clause (g) of the definition of "Consolidated Interest Expense" and (c) gross interest income of Borrower and its Subsidiaries for such period.

            "CASUALTY EVENT" shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. "Casualty Event" shall include but not be limited to any taking of all or any part of any Real Property, Mineral Interest or Pipeline of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property, Mineral Interest or Pipeline of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

            "CHANGE IN LAW" shall mean (a) the adoption of any law, treaty, order, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender, Issuing Bank or LC Facility Issuing Bank (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender's, Issuing Bank's or LC Facility Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

            "CHANGE OF CONTROL" shall mean the occurrence of any of the following, whether voluntary or involuntary, including by operation of law: (a) any Loan Party (other than Borrower) shall cease to be a Wholly Owned Subsidiary of Borrower, (b) Cherokee Partners and the Quest Group shall collectively cease, for any reason, to own at least fifty-one percent (51%) of the outstanding Equity Interests of Borrower and at least fifty-one percent (51%) of the Voting Stock of Borrower, or (c) Jerry Cash shall cease for any reason to be an executive officer of Borrower; provided that, with respect to this clause (c), it shall not be a "Change of Control" hereunder if Borrower appoints a successor reasonably acceptable to the Administrative Agent within sixty (60) days thereafter.

            "CHARGES" shall have the meaning assigned to such term in Section 11.13.

            "CHATTEL PAPER" shall mean all "chattel paper," as such term is defined in the UCC as in effect on the date hereof in the States of Delaware, Oklahoma, or Kansas or such other applicable jurisdiction, as applicable, now owned or hereafter acquired by any Loan Party.

            "CHEROKEE BASIN" shall mean the region in southeast Kansas and northeast Oklahoma generally known as the Cherokee Basin.

            "CHEROKEE PARTNERS" shall mean Cherokee Energy Partners LLC, a Delaware limited liability company and a wholly owned subsidiary of ArcLight Energy Partners Fund I, L.P.

            "CLASS," when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term B Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, LC Facility Commitment, Term B Commitment or Swingline Commitment, and when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, a Term B Lender or an LC Facility Lender.

            "CLOSING DATE" shall mean the date of the initial Credit Extension hereunder.

            "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "COLLATERAL" shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature pledged as collateral under any Security Document.

            "COLLATERAL ACCOUNT" shall mean a collateral account or sub-account established and maintained by the Collateral Agent for the benefit of the Secured Parties, in accordance with the provisions of Section 9.01.

            "COLLATERAL AGENT" shall have the meaning assigned to such term in the preamble hereto.

            "COMMITMENT" shall mean, with respect to any Lender, such Lender's Revolving Commitment, Term B Commitment, LC Facility Commitment or Swingline Commitment or any combination thereof (as the context requires).

            "COMMITMENT FEE" shall have the meaning assigned to such term in
Section 2.05(a).

            "COMMODITY HEDGING AGREEMENT" shall mean a commodity price risk management or purchase agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).

            "COMPANIES" shall mean Borrower and its Subsidiaries; and "COMPANY" shall mean any one of them.

            "COMPLIANCE CERTIFICATE" shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

            "CONSOLIDATED AMORTIZATION EXPENSE" shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

            "CONSOLIDATED CURRENT ASSETS" shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

            "CONSOLIDATED CURRENT LIABILITIES" shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Loans) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

            "CONSOLIDATED DEPRECIATION EXPENSE" shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

            "CONSOLIDATED EBITDA" shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Borrower only if a corresponding amount would be permitted at the date of determination to be distributed to Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and regulations applicable to such Subsidiary or its equityholders):

            (a) Consolidated Interest Expense and interest expense on the Subordinated Notes for such period,

            (b) Consolidated Amortization Expense for such period,

            (c) Consolidated Depreciation Expense for such period,

            (d) Consolidated Tax Expense for such period,

            (e) costs and expenses directly incurred in connection with the Transactions (not to exceed $6.3 million), and

            (f) the aggregate amount of all other non-cash items reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(y) subtracting therefrom, in each case only to the extent (and in the same proportion) added in determining Consolidated Net Income, the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

            Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

            "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

            "CONSOLIDATED FIXED CHARGES" shall mean, for any period, the sum, without duplication, of:

            (a) Consolidated Interest Expense for such period;

            (b) the aggregate amount of Capital Expenditures for such period (other than to the extent financed by Excluded Issuances or out of that portion of Excess Cash Flow not required to be applied to the Term B Loans pursuant to Section 2.10(g));

            (c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period);

            (d) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period);

            (e) the product of (i) all dividend payments on any series of Disqualified Capital Stock of Borrower or any of its Subsidiaries (other than dividend payments to Borrower or any of its Subsidiaries) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrower and its Subsidiaries, expressed as a decimal; and

            (f) the product of (i) all cash dividend payments on any Preferred Stock (other than Disqualified Capital Stock) of Borrower or any of its Subsidiaries (other than dividend payments to Borrower or any of its Subsidiaries) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrower and its Subsidiaries, expressed as a decimal.

            "CONSOLIDATED INTEREST COVERAGE RATIO" shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

            "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

            (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

            (b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings for such period;

            (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

            (d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

            (e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

            (f) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

            (g) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of "Indebtedness" for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense, (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements and (c) any interest expense associated with the Subordinated Notes shall be excluded from the calculation of Consolidated Interest Expense.

            Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

            "CONSOLIDATED NET INCOME" shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

            (a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or (subject to clause (b) below) any of its Subsidiaries during such period;

            (b) the net income of any Subsidiary of Borrower during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to that Subsidiary during such period, except that Borrower's equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

            (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of its Subsidiaries;

            (d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

            (e) earnings (or loss) resulting from any reappraisal, revaluation or write-up of assets;

            (f) unrealized gains and losses with respect to Hedging Obligations for such period; and

            (g) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

            For purposes of this definition of "Consolidated Net Income," "NONRECURRING" means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

            "CONSOLIDATED TAX EXPENSE" shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

            "CONTESTED COLLATERAL LIEN CONDITIONS" shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of
Section 6.02, the following conditions:

            (a) Borrower shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

            (b) at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent's reasonable estimate of all interest and penalties related thereto; and

            (c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

            "CONTINGENT OBLIGATION" shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("PRIMARY OBLIGATIONS") of any other person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers' acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

            "CONTROL" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" shall have meanings correlative thereto.

            "COST AMOUNT" shall have the meaning assigned to such term in
Section 2.19(b).

            "CREDIT EXTENSION" shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank or the LC Facility Issuing Bank, as applicable.

            "DEBT ISSUANCE" shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

            "DEFAULT" shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

            "DEFAULT RATE" shall have the meaning assigned to such term in
Section 2.06(c).

            "DISQUALIFIED CAPITAL STOCK" shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

            "DIVIDEND" with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, "Dividends" with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

            "DOCUMENTATION AGENT" shall have the meaning assigned to such term in the preamble hereto.

            "DOLLARS" or "$" shall mean lawful money of the United States.

            "ELIGIBLE ASSIGNEE" shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank and the Swingline Lender, and (iii) unless an Event of Default has occurred and is continuing and after the achievement of a Successful Syndication, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Borrower's Affiliates or Subsidiaries.

            "EMBARGOED PERSON" shall have the meaning assigned to such term in
Section 6.21.

            "ENVIRONMENT" shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

            "ENVIRONMENTAL CLAIM" shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

            "ENVIRONMENTAL LAW" shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.

            "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

            "EQUIPMENT" shall have the meaning assigned to such term in the Security Agreement.

            "EQUITY INTEREST" shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

            "EQUITY ISSUANCE" shall mean, without duplication, (i) any issuance or sale by Borrower after the Closing Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Borrower; provided, however, that an Equity Issuance shall not include (x) any Preferred Stock Issuance or Debt Issuance and (y) so long as no Event of Default then exists or would occur as a result thereof, any Excluded Issuance.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

            "ERISA AFFILIATE" shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

            "ERISA EVENT" shall mean (a) any "reportable event," as defined in
Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company.

            "EURODOLLAR BORROWING" shall mean a Borrowing comprised of Eurodollar Loans.

            "EURODOLLAR LOAN" shall mean any Eurodollar Revolving Loan or Eurodollar Term B Loan.

            "EURODOLLAR REVOLVING BORROWING" shall mean a Borrowing comprised of Eurodollar Revolving Loans.

            "EURODOLLAR REVOLVING LOAN" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

            "EURODOLLAR TERM B LOAN" shall mean any Term B Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

            "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 8.01.

            "EXCESS AMOUNT" shall have the meaning assigned to such term in
Section 2.10(h)(ii).

            "EXCESS CASH FLOW" shall mean, for any Excess Cash Flow Period, net cash from operating activities (calculated in accordance with GAAP, in a manner consistent with the statement of cash flows delivered to the Lenders pursuant to
Section 3.04(b)) for such Excess Cash Flow Period, minus, without duplication:

            (a) principal payments of Term B Loans required by Section 2.09(a) that are actually made during such period;

            (b) the lower of actual Capital Expenditures and Budgeted Capital Expenditures during such period; and

            (c) Permitted Tax Distributions that are paid during such period or will be paid within six months after the close of such period.

            "EXCESS CASH FLOW PERIOD" shall mean (i) the period taken as one accounting period from July 1, 2004 and ending on December 31, 2004 and (ii) the two fiscal quarter periods ending at the end of Borrower's second and fourth quarters.

            "EXCESS LC FACILITY DEPOSITS" means, at any time, the excess, if any, of the Total LC Facility Deposit over the LC Facility LC Exposure at such time.

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

            "EXCLUDED ISSUANCE" shall mean an issuance and sale of Qualified Capital Stock of Borrower to ArcLight, QRC or any Controlled Affiliate of either ArcLight or QRC (that does not result in a recapitalization or distribution), to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within 45 days of the consummation of such issuance and sale, used, without duplication, to finance Capital Expenditures or one or more Permitted Acquisitions.

            "EXCLUDED TAXES" shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank, the LC Facility Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income, franchise or similar taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (b) in the case of a Foreign Lender (other than an assignee pursu-ant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded
Tax).

            "EXECUTIVE ORDER" shall have the meaning assigned to such term in
Section 3.21.

            "EXECUTIVE ORDERS" shall have the meaning assigned to such term in
Section 6.21.

            "EXISTING LIEN" shall have the meaning assigned to such term in
Section 6.02(c).

            "FEDERAL FUNDS EFFECTIVE RATE" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

            "FEE LETTER" shall mean the confidential Fee Letter, dated July 6, 2004, among Borrower, UBS Loan Finance LLC and UBS Securities LLC.

            "FEES" shall mean the Commitment Fees, the Administrative Agent Fees, the Revolving LC Participation Fees, the LC Facility LC Fees and the Fronting Fees.

            "FINAL MATURITY DATE" shall mean the later of the Revolving Maturity Date, the Term B Loan Maturity Date and LC Facility Maturity Date.

            "FINANCIAL OFFICER" of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

            "FIRREA" shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

            "FOREIGN LENDER" shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or entity treated as a corporation created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

            "FOREIGN SUBSIDIARY" shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

            "FRONTING FEE" shall have the meaning assigned to such term in
Section 2.05(c).

            "FUND" shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            "GAAP" shall mean generally accepted accounting principles in the United States applied on a consistent basis.

            "GAS BALANCING AGREEMENT" means any agreement or arrangement whereby any Loan Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

            "GOVERNMENTAL AUTHORITY" shall mean any federal, state, local or foreign court, central bank or governmental agency, authority, instrumentality or regulatory body or any subdivision thereof.

            "GOVERNMENTAL REAL PROPERTY DISCLOSURE REQUIREMENTS" shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

            "GUARANTEED OBLIGATIONS" shall have the meaning assigned to such term in Section 7.01.

            "GUARANTEES" shall mean the guarantees issued pursuant to Article VII by the Subsidiary Guarantors.

            "GUARANTORS" shall mean the Subsidiary Guarantors.

            "HAZARDOUS MATERIALS" shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls ("PCBS") or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

            "HEDGING AGREEMENT" shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies including without limitation Commodity Hedging Agreements.

            "HEDGING OBLIGATIONS" shall mean obligations under or with respect to Hedging Agreements.

            "HYDROCARBONS" means oil, gas, coalbed methane gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sul-phur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

            "IMMATERIAL TITLE DEFICIENCIES" means, defects or clouds on title, discrepancies in reported net revenue and working interest ownership percentages and other Liens, defects, discrepancies and similar matters which do not, individually or in the aggregate, affect Mineral Interests with a value greater than four percent (4%) of the Mineral Interests.

            "INDEBTEDNESS" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers' acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person's ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

            "INDEMNIFIED TAXES" shall mean Taxes other than Excluded Taxes.

            "INDEMNITEE" shall have the meaning assigned to such term in Section 11.03(b).

            "INFORMATION" shall have the meaning assigned to such term in
Section 11.12.

            "INSTRUMENTS" shall mean all "instruments," as such term is defined in the UCC as in effect on the date hereof in the State of Delaware, now owned or hereafter acquired by any Loan Party.

            "INSURANCE POLICIES" shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section
5.04 and all renewals and extensions thereof.

            "INSURANCE REQUIREMENTS" shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

            "INTELLECTUAL PROPERTY" shall have the meaning assigned to such term in Section 3.06(a).

            "INTERCOMPANY NOTE" shall mean a promissory note substantially in the form of Exhibit P.

            "INTEREST ELECTION REQUEST" shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term B Borrowing in accordance with
Section 2.08(b), substantially in the form of Exhibit E.

            "INTEREST PAYMENT DATE" shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period,
(c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and
(d) with respect to the Term B Loan, the Term B Loan Maturity Date.

            "INTEREST PERIOD" shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine months) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

            "INVESTMENT PROPERTY" shall have the meaning assigned to such term in the Security Agreement.

            "INVESTMENTS" shall have the meaning assigned to such term in
Section 6.04.

            "ISDA HEDGE AGREEMENT" shall mean the ISDA Master Agreement dated as of July 22 , 2004 between UBS AG, Stamford Branch and Quest Cherokee, LLC.

            "ISSUING BANK" shall mean, as the context may require, (a) UBS AG, Stamford Branch, with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing, and related confirmations, as amended from time to time.

            "J-W GAS" means J-W Gas Gathering, L.L.C., a Kansas limited liability company, which is a wholly owned Subsidiary of PSI.

            "JOINDER AGREEMENT" shall mean a joinder agreement substantially in the form of Exhibit F.

            "LAW" means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of any state, commonwealth, nation, territory, possession, county, township, parish, municipality or Governmental Authority.

            "LC DISBURSEMENT" shall mean a Revolving LC Disbursement or an LC Facility LC Disbursement.

            "LC EXPOSURE" shall mean, at any time, the sum of the Revolving LC Exposure and the LC Facility LC Exposure at such time.

            "LC FACILITY AVAILABILITY PERIOD" shall mean the period from and including the Closing Date to but excluding the earliest of (i) the LC Facility Maturity Date and (ii) the date on which all of the LC Facility Deposits are returned to the LC Facility Lenders.

            "LC FACILITY COMMITMENT" shall mean, with respect to each LC Facility Lender, the commitment, if any, of such LC Facility Lender to make LC Facility Deposits hereunder up to the amount set forth on Schedule 2.01 attached hereto or in the Assignment and Assumption pursuant to which such LC Facility Lender assumed its LC Facility Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
Section 11.04. The aggregate amount of the Lenders' LC Facility Commitments on the Closing Date is $15.0 million.

            "LC FACILITY DEPOSIT" shall mean, as to each LC Facility Lender, the cash deposit made by the LC Facility Lender pursuant to Section 2.18(d)(ii), as such deposit may be (i) reduced from time to time pursuant to Section 2.07(c) and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The amount of each LC Facility Lender's LC Facility Deposit on the Closing Date is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such LC Facility Lender shall have acquired its LC Facility Deposit, as applicable. The initial aggregate amount of the LC Facility Deposits is $15.0 million.

            "LC FACILITY DEPOSIT ACCOUNT" shall mean the account established by the Administrative Agent under its sole and exclusive control maintained at the office of UBS AG, Stamford Branch, as of the Closing Date located at 677 Washington Blvd., Stamford, CT 06901, designated as the "LC Facility Deposit Account" that shall be used solely to hold the LC Facility Deposits.

            "LC FACILITY ISSUING BANK" shall mean, as the context may require,
(a) UBS AG, Stamford Branch, with respect to the LC Facility Letter of Credit issued by it; (b) any other Lender that may become an LC Facility Issuing Bank pursuant to Section 2.18(k) with respect to the LC Facility Letter of Credit issued by such LC Facility Lender; or (c) collectively, all of the foregoing.

            "LC FACILITY LC DISBURSEMENT" shall mean any payment or disbursement made by the LC Facility Issuing Bank pursuant to an LC Facility Letter of Credit.

            "LC FACILITY LC EXPOSURE" shall mean, at any time, the sum of (a) the aggregate amount required to be outstanding under the LC Facility Letter of Credit at such time pursuant to the ISDA Hedge Agreement plus (b) the aggregate amount of all LC Facility LC Disbursements that have not yet been reimbursed pursuant to Section 2.18(e) by or on behalf of Borrower at such time plus (c) the amount, if any, of LC Facility LC Disbursements coverted into Term B Loans pursuant to Section 2.18(e). The LC Facility LC Exposure of any LC Facility Letter at any time shall be its Pro Rata Percentage of the total LC Facility LC Exposure at such time.

            "LC FACILITY LC FEES" has the meaning assigned to such term in
Section 2.05(d).

            "LC FACILITY LENDER" shall mean a Lender having an LC Facility Deposit.

            "LC FACILITY LETTER OF CREDIT" shall mean, on the Closing Date, the Letter of Credit issued by the LC Facility Issuing Bank pursuant to Section 2.18(a) in an aggregate principal amount not to exceed $15.0 million (including all amendments, renewals or extensions thereof).

            "LC FACILITY MATURITY DATE" shall mean December 31, 2008.

            "LC PARTICIPATION FEE" shall have the meaning assigned to such term in Section 2.05(c).

            "LC REQUEST" shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent and Borrower.

            "LC SUB-ACCOUNT" shall have the meaning assigned to such term in
Section 9.01(d).

            "LEASES" shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

            "LENDER ADDENDUM" shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 11.14.

            "LENDERS" shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lender and the LC Facility Lenders.

            "LETTER OF CREDIT" shall mean any Revolving Letter of Credit and any LC Facility Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.18.

            "LETTER OF CREDIT EXPIRATION DATE" shall mean the date which is (a) fifteen days prior to the Revolving Maturity Date, with respect to a Revolving Letter of Credit, or (b) the LC Facility Maturity Date, with respect to the LC Facility Letter of Credit.

            "LIBOR RATE" shall mean, with respect to any Eurodollar Borrowing for any Interest Period or any LC Facility Deposit for any calculation period, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates in dollars for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Tel-erate British Bankers Assoc. Interest Settlement Rates Page, "LIBOR Rate" shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period or any such LC Facility Deposit for any calculation period. "TELERATE BRITISH BANKERS ASSOC. INTEREST SETTLEMENT RATES PAGE" shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

            "LIEN" shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, Mineral Interests or Pipelines in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

            "LOAN DOCUMENTS" shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, each Hedging Obligation relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Obligation was entered into and solely for purposes of Section 8.01(a), the Fee Letter.

            "LOAN PARTIES" shall mean Borrower and the Subsidiary Guarantors.

            "LOAN TRANSFER AGREEMENT" shall mean the Loan Transfer Agreement dated July 22, 2004 between Bank One, UBS and the other parties named therein.

            "LOANS" shall mean, as the context may require, a Revolving Loan, a Term B Loan or a Swingline Loan.

            "MARGIN STOCK" shall have the meaning assigned to such term in Regulation U.

            "MATERIAL ADVERSE EFFECT" shall mean an event or events that has or causes or could reasonably expect to have or cause (a) a material adverse effect on the business, property, results of operations, condition, financial or otherwise, or material agreements of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

            "MATERIAL GAS IMBALANCE" means, with respect to all Gas Balancing Agreements to which any Loan Party is a party or by which any Mineral Interest owned by any Loan Party is bound, a net gas imbalance to any Loan Party in excess of $500,000.

            "MAXIMUM RATE" shall have the meaning assigned to such term in
Section 11.13.

            "MINERAL INTERESTS" means rights, estates, titles, and interests in and to oil and gas leases and any oil and gas interests, royalty and overriding royalty interest, production payment, net profits interests, oil and gas fee interests, and other rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles, and interests created by or arising under the terms of any unitization, communization, and pooling agreements or arrangements, and all properties, rights and interests covered thereby, whether arising by contract, by order, or by operation of Law, which now or hereafter include all or any part of the foregoing.

            "MORTGAGE" shall mean an agreement, including, but not limited to, a mortgage, deed of trust, Assignment of and Amendment to Mortgages, amended and restated mortgage, or any other document, creating and evidencing a Lien on a Mortgaged Property, which (i) in the case of Real Property owned in fee, shall be in such form as may be reasonably satisfactory to the Collateral Agent, and
(ii) in the case of Mineral Interests, shall be reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

            "MORTGAGED PROPERTY" shall mean (a) all Mineral Interests owned or leased on the Closing Date and (b) each Real Property or Mineral Interest, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c) or (d), as applicable, or 5.14.

            "MULTIEMPLOYER PLAN" shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

            "NET CASH PROCEEDS" shall mean:

            (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers' fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower's good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower's good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);

            (b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

            (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

            "NET WORKING CAPITAL" shall mean, at any time, Consolidated Current Assets at such time minus Consolidated Current Liabilities at such time.

            "NON-BANK CERTIFICATE" shall mean a non-bank certificate substantially in the form of Exhibit Q.

            "NOTES" shall mean any notes evidencing the Term B Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit K-1, K-2 or K-3.

            "OBLIGATIONS" shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents,
(c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

            "OFAC" shall have the meaning assigned to such term in Section 3.21(b)(v).

            "OFFICERS' CERTIFICATE" shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

            "OPERATING AND MANAGEMENT AGREEMENT" shall mean the operating and management agreement between Borrower and Quest Energy Service, Inc., dated December 22, 2003.

            "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to any person,
(i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

            "OTHER LIST" shall have the meaning assigned to such term in Section 6.21.

            "OTHER TAXES" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

            "PARTICIPANT" shall have the meaning assigned to such term in
Section 11.04(e).

            "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

            "PERFECTION CERTIFICATE" shall mean a certificate in the form of Exhibit L-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

            "PERFECTION CERTIFICATE SUPPLEMENT" shall mean a certificate supplement in the form of Exhibit L-2 or any other form approved by the Collateral Agent and Borrower.

            "PERMITTED ACQUISITION" shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:

            (i) no Default then exists or would result therefrom;

            (ii) after giving effect to such transaction on a Pro Forma Basis,
      (A) Borrower shall be in compliance with all covenants set forth in
      Section 6.10 as of the most recent Test Period (assuming, for purposes of Section 6.10, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Section 6.10 ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period), and (B) unless expressly approved by the Administrative Agent, the person or business to be acquired shall have generated positive cash flow from operations for the Test Period most recently ended prior to the date of consummation of such acquisition;

            (iii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;

            (iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (to the extent required hereunder) and shall be free and clear of any Liens, other than Permitted Collateral Liens;

            (v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

            (vi) all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;

            (vii) with respect to any transaction for which audited financial statements would be required to be filed on Form 8-K if Borrower were subject to Sections 15 and 13(d) of the Exchange Act, unless the Administrative Agent shall otherwise agree, Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements of the person or business to be acquired (audited if available without undue cost or delay) for the periods that would be required under Form 8-K if Borrower were subject to Section 15 and 13(d) of the Exchange Act and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

            (viii) at least ten (10) Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers' Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and

            (ix) the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for such acquisition shall not exceed $25.0 million, and the aggregate amount of the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for all Permitted Acquisitions since the Closing Date shall not exceed $100.0 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Final Maturity Date.

            "PERMITTED COLLATERAL LIENS" means (i) Contested Liens (as defined in the Security Agreement), (ii) the Liens described in clauses (a), (b), (c),
(d), (e), (f), (g), (h), (j), (k), (l), (m), (n) (o), (p) and (q) of Section
6.02 and (iii) in the case of Mortgaged Property, "Permitted Collateral Liens" shall mean the Liens described in clauses (a), (b), (d), (e), (g), (k), (l) and
(o) of Section 6.02; provided, however, upon the Closing Date, Permitted Collateral Liens shall mean, with respect to Mortgaged Property set forth on
Schedule 3.05(b), only those Liens set forth in Schedule B to the applicable Mortgage and Immaterial Title Deficiencies.

            "PERMITTED LIENS" shall have the meaning assigned to such term in
Section 6.02.

            "PERMITTED TAX DISTRIBUTIONS" shall mean, for any applicable tax year of Borrower, quarterly tax distributions, to be designated as such, within twenty (20) days of each quarterly estimated payment date for individuals, or shortly thereafter if computations are not complete at or near the quarterly estimated payments dates, to the members in an amount equal to the aggregate federal, state and local income tax liability then due and owing with respect to the net income of Borrower for such tax year (calculated using the highest federal, state and local effective marginal income tax rates applicable to an individual) taking into account losses of Borrower from prior periods.

            "PERSON" shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof, in any case, whether acting in a personal, fiduciary or other capacity.

            "PIPELINE" shall mean gathering systems and pipelines, together with all contracts, rights-of-way, easements, fixtures, equipment, improvements, permits, records, and other real property appertaining thereto.

            "PLAN" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

            "PONDEROSA" means Ponderosa Gas Pipeline Company, Inc., a Kansas corporation, which is a wholly owned Subsidiary of QRC.

            "PREFERRED STOCK" shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

            "PREFERRED STOCK ISSUANCE" shall mean the issuance or sale by Borrower or any of its Subsidiaries of any Preferred Stock after the Closing Date (other than any Excluded Issuance).

            "PREMISES" shall have the meaning assigned thereto in the applicable Mortgage.

            "PRO FORMA BASIS" shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

            "PRO RATA PERCENTAGE" shall mean (i) with respect to any Revolving Lender the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender's Revolving Commitment and (ii) with respect to any LC Facility Lender, the percentage of the Total LC Facility Deposits represented by such LC Facility Lender's LC Facility Deposit.

            "PROPERTY" shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, Mineral Interest or Pipelines.

            "PROVED MINERAL INTERESTS" means, collectively, Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.

            "PROVED NONPRODUCING MINERAL INTERESTS" means all Mineral Interests which constitute proved developed nonproducing reserves.

            "PROVED PRODUCING MINERAL INTERESTS" means all Mineral Interests which constitute proved developed producing reserves.

            "PROVED UNDEVELOPED MINERAL INTERESTS" means all Mineral Interests which constitute proved undeveloped reserves.

            "PSI" means Producers Service Incorporated, a Kansas corporation, which is a wholly owned Subsidiary of Ponderosa.

            "PURCHASE MONEY OBLIGATION" shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within 90 days after such acquisition of such property by such person and (ii) the principal amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

            "PV-10 VALUE" shall mean, as of any date of determination, the present value of future cash flows from Proved Mineral Interests on the Borrower's Mineral Interests as set forth in the most recent Reserve Report delivered pursuant to Section 5.01(l), utilizing the Three-Year Strip Price for crude oil (WTI Cushing) or natural gas (Henry Hub), as applicable, quoted on the New York Mercantile Exchange (or its successor), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. PV-10 Value shall be adjusted to give effect to the Commodity Hedging Agreements of the Borrower then in effect.

            "QES" means Quest Energy Service, Inc., a Kansas corporation, which is a wholly owned subsidiary of QRC.

            "QRC" means Quest Resource Corporation, a Nevada corporation.

            "QUALIFIED CAPITAL STOCK" of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

            "QUEST GROUP" means, collectively, QRC, Ponderosa, PSI, Quest Oil & Gas, QES, STP Cherokee, J-W Gas and their respective Subsidiaries other than Borrower and Bluestem.

            "QUEST OIL & GAS" means Quest Oil & Gas Corporation, a Kansas corporation, which is a wholly owned Subsidiary of QRC.

            "REAL PROPERTY" shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof. Real Property does not include Mineral Interests or Pipelines.

            "REFINANCING" shall mean the purchase of and the termination of any commitment to make extensions of credit under all of the outstanding Indebtedness of Borrower or any of its Subsidiaries listed on Schedule 1.01(b).

            "REGISTER" shall have the meaning assigned to such term in Section 11.04(c).

            "REGULATION D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "REGULATION S-X" shall mean Regulation S-X promulgated under the Securities Act.

            "REGULATION T" shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "REGULATION U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "REGULATION X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

            "REIMBURSEMENT OBLIGATIONS" shall mean Borrower's obligations under
Section 2.18(e) to reimburse LC Disbursements.

            "RELEASE" shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

            "REQUIRED LENDERS" shall mean, at any time, Lenders having Loans, LC Exposure and unused Revolving and Term B Commitments representing more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving and Term B Commitments at such time.

            "REQUIREMENTS OF LAW" shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

            "RESERVE REPORT" shall mean an unsuperseded engineering analysis of the Mineral Interests owned by Borrower, in form and substance reasonably acceptable to Administrative Agent, prepared in accordance with customary and prudent practices in the petroleum engineering industry and Financial Accounting Standards Board Statement 69. Each Reserve Report required to be delivered pursuant to Section 5.01(l) shall be prepared by the Approved Petroleum Engineer.

            "RESPONSE" shall mean (a) "response" as such term is defined in CERCLA, 42 U.S.C. Sction 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment;
(ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

            "RESPONSIBLE OFFICER" of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

            "REVOLVING AVAILABILITY PERIOD" shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

            "REVOLVING BORROWING" shall mean a Borrowing comprised of Revolving Loans.

            "REVOLVING COMMITMENT" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section
11.04. The aggregate amount of the Lenders' Revolving Commitments on the Closing Date is $20.0 million.

            "REVOLVING EXPOSURE" shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender's Revolving LC Exposure, plus the aggregate amount at such time of such Lender's Swingline Exposure.

            "REVOLVING LC COMMITMENT" shall mean the commitment of the Issuing Bank to issue Revolving Letters of Credit pursuant to Section 2.18. The amount of the Revolving LC Commitment shall initially be $15.0 million, but in no event exceed the Revolving Commitment.

            "REVOLVING LC DISBURSEMENT" shall mean a payment made by the Issuing Bank pursuant to a Revolving Letter of Credit.

            "REVOLVING LC EXPOSURE" shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Revolving Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The Revolving LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate Revolving LC Exposure at such time.

            "REVOLVING LENDER" shall mean a Lender with a Revolving Commitment.

            "REVOLVING LETTER OF CREDIT" means, at any time, a Standby Letter of Credit issued by an Issuing Bank pursuant to Section 2.18.

            "REVOLVING LOAN" shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b). Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

            "REVOLVING MATURITY DATE" shall mean the date which is five (5) years after the Closing Date or, if such date is not a Business Day, the immediately preceding Business Day.

            "SALE AND LEASEBACK TRANSACTION" has the meaning assigned to such term in Section 6.03.

            "SDN LIST" shall have the meaning assigned to such term in Section 6.21.

            "SECURED PARTIES" shall mean, collectively, the Administrative Agent, the Collateral Agent, the Issuing Bank, each other Agent, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.03 and 11.09.

            "SECURITIES ACT" shall mean the Securities Act of 1933.

            "SECURITIES COLLATERAL" shall have the meaning assigned to such term in the Security Agreement.

            "SECURITY AGREEMENT" shall mean a Security Agreement substantially in the form of Exhibit M among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

            "SECURITY AGREEMENT COLLATERAL" shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered on the Closing Date or thereafter pursuant to Section 5.11.

            "SECURITY DOCUMENTS" shall mean the Security Agreement, the Mortgages and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement or any Mortgage and any other document or instrument utilized to pledge as collateral for the Obligations any property.

            "STANDBY LETTER OF CREDIT" shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers' compensation liabilities of Borrower or any of its Subsidiaries, (b) the obligations of third-party insurers of Borrower or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrower or any of its Subsidiaries or (d) Hedging Obligations.

            "STATUTORY RESERVES" shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against "Eurodollar liabilities" (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

            "STP CHEROKEE" means STP Cherokee, Inc., an Oklahoma corporation, which is a wholly owned Subsidiary of QRC.

            "SUBORDINATED INDEBTEDNESS" shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable, including the Subordinated Notes.

            "SUBORDINATED NOTE AGREEMENT" shall mean the agreement between Borrower and Cherokee Energy Partners LLC dated as of December 22, 2003 pursuant to which the Subordinated Notes were issued and as thereafter amended from time to time subject to the requirements of this Agreement.

            "SUBORDINATED NOTES" shall mean Borrower's $51.0 million 15% Junior Subordinated Notes due 2008 issued pursuant to the Subordinated Note Agreement, as the same may be amended from time to time subject to the requirements of this Agreement.

            "SUBSIDIARY" shall mean, with respect to any person (the "PARENT") at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, "Subsidiary" refers to a Subsidiary of Borrower.

            "SUBSIDIARY GUARANTOR" shall mean the Subsidiary listed on Schedule 1.01(c), and each other Subsidiary that becomes a party to this Agreement pursuant to Section 5.11.

            "SUCCESSFUL SYNDICATION" shall have the meaning given to such term in the Fee Letter.

            "SUPERMAJORITY LENDERS" shall mean at any time, Lenders having Loans, LC Exposure and unused Revolving and Term B Commitments representing at least 66-2/3% of the sum of all Loans outstanding, LC Exposure and unused Revolving and Term B Commitments at such time.

            "SURVEY" shall mean a survey of any Mortgaged Property (and all improvements thereon) related to Real Property to the extent required by Section
5.11 which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type described in the definition of Title Policy or (b) otherwise acceptable to the Collateral Agent.

            "SWINGLINE COMMITMENT" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or

Section 2.17. The amount of the Swingline Commitment shall initially be $5.0 million, but in no event exceed the Revolving Commitment.

            "SWINGLINE EXPOSURE" shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

            "SWINGLINE LENDER" shall have the meaning assigned to such term in the preamble hereto.

            "SWINGLINE LOAN" shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

            "SYNDICATION AGENT" shall have the meaning assigned to such term in the preamble hereto.

            "TAX RETURN" shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

            "TAXES" shall mean (i) any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing, and (ii) any transferee, successor, joint and several, contractual or other liability (including liability pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States law)) in respect of any item described in clause (i).

            "TERM B BORROWING" shall mean a Borrowing comprised of Term B Loans.

            "TERM B COMMITMENT" shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan hereunder on the Closing Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term B Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section
2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The aggregate amount of the Lenders' Term B Commitments is $120.0 million.

            "TERM B LENDER" shall mean a Lender with a Term B Commitment or an outstanding Term B Loan.

            "TERM B LOAN" shall mean a loan made by the Lenders to Borrower pursuant to Section 2.01(a). Each Term B Loan shall be either an ABR Term Loan or a Eurodollar Term B Loan.

            "TERM B LOAN REPAYMENT DATE" shall have the meaning assigned to such term in Section 2.09(a).

            "TERM B LOAN MATURITY DATE" shall mean July 22, 2010, or if such day is not a Business Day, the immediately preceding Business Day.

            "TEST PERIOD" shall mean, at any time, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(a) or (b); provided that for each Test Period occur-ring on or before June 30, 2005, Consolidated Interest Expense and Consolidated EBITDA shall be equal to the product of the amount of Consolidated Interest Expense or Consolidated EBITDA, as applicable, from September 1, 2004 to the end of such Test Period and a fraction, the numerator of which is 365 and the denominator is the number of days elapsed during such period since the Closing Date.

            "THREE-YEAR STRIP PRICE" shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of "PV-10 Value" and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.

            "TITLE COMPANY" shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

            "TITLE POLICY" shall mean a policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of a Mortgage as a valid first mortgage Lien on any Mortgaged Property that is Real Property, to the extent required by Section 5.11, and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which policy (or such marked-up commitment) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a "tie-in" or "cluster" endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, separate tax lot, revolving credit, creditors' rights and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Collateral Agent.

            "TOTAL LC FACILITY DEPOSIT" means, at any time, the sum of all LC Facility Deposits at such time, as the same may be reduced from time to time pursuant to Section 2.07.

            "TOTAL LEVERAGE RATIO" shall mean, at any date of determination, the ratio of Total Net Debt on the last day of the applicable Test Period then most recently ended to Consolidated EBITDA for such Test Period.

            "TOTAL NET DEBT" shall mean, at any time, (a) the total principal amount of Indebtedness of Borrower and its Subsidiaries at such time (excluding Indebtedness of the type described in clauses (j) and (k) (except to the extent of any unreimbursed drawings thereunder) and (h) of the definition of such term), less (b) the amount, not in excess of $10.0 million, of unrestricted cash on hand at Borrower and the Subsidiary Guarantors. The fact that the Collateral Agent holds a Lien against funds on deposit in accounts will not cause such funds to be considered restricted for purposes of this definition.

            "TRANSACTION DOCUMENTS" shall mean the Loan Documents and the Subordinated Note Agreement.

            "TRANSACTIONS" shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including
(a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the amendment of the Subordinated Note Agreement; and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

            "TRANSFERRED GUARANTOR" shall have the meaning assigned to such term in Section 7.09.

            "TYPE," when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

            "UCC" shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

            "UNITED STATES" shall mean the United States of America.

            "VOTING STOCK" shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

            "WHOLLY OWNED SUBSIDIARY" shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors' qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

            "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02 CLASSIFICATION OF LOANS AND BORROWINGS. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Eurodollar Revolving Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing," "Term B Borrowing") or by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Eurodollar Revolving Borrowing").

            SECTION 1.03 TERMS GENERALLY. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise indicated.

            SECTION 1.04 ACCOUNTING TERMS; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time, except that interim financial statements shall be subject to year-end adjustments, and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders.

            SECTION 1.05 PETROLEUM TERMS. As used herein, the terms "PROVED RESERVES," "PROVED DEVELOPED RESERVES," "PROVED DEVELOPED PRODUCING RESERVES," "PROVED DEVELOPED NONPRODUCING RESERVES," and "PROVED UNDEVELOPED RESERVES" have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

            SECTION 1.06 RESOLUTION OF DRAFTING AMBIGUITIES. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

                                   ARTICLE II

                                   THE CREDITS

            SECTION 2.01 COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

            (a) to make a Term B Loan to Borrower on the Closing Date in the principal amount not to exceed such Lender's Term B Commitment and, at any time and from time to time during the LC Facility Availability Period, to the extent provided in clause (ii) to the proviso of Section 2.18(e), to make a Term B Loan in an aggregate principal amount at any time outstanding that will not result in such Lender's LC Facility LC Exposure exceeding such Lender's original LC Facility Commitment;

            (b) to make Revolving Loans to Borrower, at any time and from time to time during the Revolving Availability Period in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender's Revolving Exposure exceeding such Lender's Revolving Commitment; and

            (c) to make LC Facility Deposits into the LC Facility Deposit Account on the Closing Date in an aggregate principal amount not to exceed such LC Facility Lender's LC Facility Commitment.

            Amounts paid or prepaid in respect of Term B Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

            SECTION 2.02 LOANS. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other

Lender). Except for Loans deemed made pursuant to Section 2.18(e)(ii), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is
(i) an integral multiple of $500,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

            (b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight (8) Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

            (c) Except with respect to Loans made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

            (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement, and Borrower's obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

            (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term B Loan Maturity Date, as applicable.

            SECTION 2.03 BORROWING PROCEDURE. To request a Revolving Borrowing or Term B Borrowing, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed

Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with
Section 2.02:

            (a) whether the requested Borrowing is to be a Borrowing of Revolving Loans or Term B Loans;

            (b) the aggregate amount of such Borrowing;

            (c) the date of such Borrowing, which shall be a Business Day;

            (d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; provided that Eurodollar Borrowings shall not be available until the earlier of (i) August 31, 2004 and (ii) the date on which the Syndication Agent shall have notified Borrower that a Successful Syndication has been achieved ; provided further, however, that if on August 31, 2004, the Syndication Agent shall not have notified Borrower that a Successful Syndication has been achieved, then Borrower shall only be entitled to select Interest Periods for Eurodollar Borrowings of one month until it has been so notified;

            (e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

            (f) the location and number of Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

            (g) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.

            If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

            SECTION 2.04 EVIDENCE OF DEBT; REPAYMENT OF LOANS. (a) Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term B Lender, the principal amount of each Term B Loan of such Term B Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

            (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such

Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

            (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

            (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.

            (e) Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit K-I, K-2 or K-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

            SECTION 2.05 FEES.

            (a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a "COMMITMENT FEE") equal to the Applicable Fee per annum on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Revolving Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and Revolving LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

            (b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the "ADMINISTRATIVE AGENT FEES").

            (c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee ("LC PARTICIPATION FEE") with respect to its participations in Revolving Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender's Revolving LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Revolving Commitment terminates and the date on which such Lender ceases to have any Revolving LC Exposure, and (ii) to the Issuing Bank a fronting fee ("FRONTING FEE"), which shall accrue at the rate of 0.125% per annum on the average daily amount of the Revolving LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any Revolving LC Exposure, as well as the Issuing Bank's customary fees with respect to the issuance, amendment, renewal or extension of any Revolving Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (d) LC Facility Fee. Borrower agrees to pay (i) in addition to the fees payable to the LC Facility Lenders pursuant to Section 2.19(b), to the Administrative Agent for the account of each LC Facility Lender a participation fee with respect to its participations in LC Facility Letters of Credit ("LC FACILITY LC FEES"), which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Term Loans pursuant to Section 2.06 on the average daily amount of such LC Facility Lender's LC Facility Deposit during the period from and including the Closing Date to but excluding the date on which the entire amount of such Lender's LC Facility Deposit is returned to it, and (ii) the LC Facility Issuing Bank's customary fees with respect to the amendment, renewal or extension of any LC Facility Letter of Credit, or processing of drawings thereunder. Accrued participation fees shall be payable (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the full amounts of the LC Facility Deposits are returned to the LC Facility Lenders. Any other fees payable to the LC Facility Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees in respect of LC Facility Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

            (e) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

            SECTION 2.06 INTEREST ON LOANS. (a) Subject to the provisions of
Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

            (b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

            (c) Notwithstanding the foregoing, during the continuance of an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to (i) in the case of principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the "DEFAULT RATE").

            (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

            (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

            SECTION 2.07 TERMINATION AND REDUCTION OF COMMITMENTS AND LC FACILITY DEPOSIT. (a) The Term B Commitments and the LC Facility Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments, the Swingline Commitment and the Revolving LC Commitment shall automatically terminate on the Revolving Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on August 1, 2004, if the initial Credit Extension shall not have occurred by such time.

            (b) At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

            (c) At its option, Borrower may at any time, or from time to time, direct the Administrative Agent to reduce the Total LC Facility Deposit; provided that (i) each reduction of the LC Facility Deposits shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million, and (ii) the LC Facility Deposits shall not be reduced, if after giving effect to such reduction (and to the provisions of Section 2.18(a)), the aggregate LC Facility LC Exposure would exceed the Total LC Facility Deposit. In the event the LC Facility Deposits shall be reduced as provided in the preceding sentence, the Administrative Agent will return all amounts invested in the LC Facility Deposit Account in excess of the reduced Total LC Facility Deposit to the LC Facility Lenders, ratably in accordance with their Pro Rata Percentages of the Total LC Facility Deposit (as determined immediately prior to such reduction).

            (d) Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) or Total LC Facility Deposits under Section 2.07(c) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments of any Class or LC Facility Deposits, as the case may be, shall be permanent. Each reduction of the Commitments of any Class or LC Facility Deposits, as the case may be, shall be made ratably among the Lenders in accordance with their respective Commitments of such Class or LC Facility Deposits, as the case may be.

            SECTION 2.08 INTEREST ELECTIONS. (a) Each Revolving Borrowing and Term B Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight (8) Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

            (b) To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term B Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

            (c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

            (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; provided that Eurodollar Borrowings shall not be available until the earlier of (i) August 31, 2004 and (ii) the date on which the Syndication Agent shall have notified Borrower that a Successful Syndication has been achieved; provided further, however, that if on August 31, 2004, the Syndication Agent shall not have notified Borrower that a Successful Syndication has been achieved, then Borrower shall only be entitled to select Interest Periods for Eurodollar Borrowings of one month until it has been so notified; and

            (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

            If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month's duration.

            (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

            (e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

            SECTION 2.09 AMORTIZATION OF TERM B BORROWINGS. (a) Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the immediately preceding Business Day (each such date, a "TERM B LOAN REPAYMENT DATE"), a principal amount of the Term B Loans equal to the amount set forth on Annex I for such date (as adjusted from time to time (i) pursuant to Section 2.10(h) or (ii) in the event of a conversion of an LC Facility LC Disbursement into Term B Loans pursuant to Section 2.18(e), to increase such amortization amount to proportionally reflect any additional Term B Loans made after the Closing Date), together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

            (b) To the extent not previously paid, all Term B Loans shall be due and payable on the Term B Loan Maturity Date.

            SECTION 2.10 OPTIONAL AND MANDATORY PREPAYMENTS.

            (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million.

            (b) Revolving Loan Prepayments. (i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Revolving Letters of Credit or cash collateralize all outstanding Revolving Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

            (ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Revolving Letters of Credit or cash collateralize outstanding Revolving Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

            (iii) In the event that the sum of all Lenders' Revolving Exposures exceeds the Revolving Commitments then in effect, Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans second, repay or prepay Revolving Borrowings, and third, replace outstanding Revolving Letters of Credit or cash collateralize outstanding Revolving Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

            (iv) In the event that the aggregate Revolving LC Exposure exceeds the Revolving LC Commitment then in effect, Borrower shall, without notice or demand, immediately replace outstanding Revolving Letters of Credit or cash collateralize outstanding Revolving Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

            (c) Asset Sales. Not later than one Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any of its Subsidiaries, Borrower shall apply 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

            (i) so long as no Default shall then exist or arise therefrom, no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales for fair market value resulting in no more than $100,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and less than $1.0 million in Net Cash Proceeds in any fiscal year; provided that clause
      (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and

            (ii) so long as no Default shall then exist or would arise therefrom and the aggregate of such Net Cash Proceeds of Asset Sales shall not exceed $5.0 million in any fiscal year of Borrower, such proceeds shall not be required to be so applied on such date to the extent that (A) Borrower shall have delivered an Officers' Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 180 days following the date of such Asset Sale (which Officers' Certificate shall set forth the estimates of the proceeds to be so expended); and (B) all Net Cash Proceeds in respect of all Asset Sales (other than those referred to in clause (C) of Section 2.10(c)(i)) in excess of $5.0 million in the aggregate at any time shall be held in the Collateral Account and released therefrom only in accordance with the provisions of Article IX; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c); and provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections
      5.11 and 5.12.

With respect to the sale of any Collateral that is sold as permitted by this Agreement, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents.

            (d) Debt Issuance or Preferred Stock Issuance. Not later than one
(1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

            (e) Equity Issuance. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Equity Issuance (other than compensation options), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 50% of such Net Cash Proceeds.

            (f) Casualty Events. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Borrower or any of its Subsidiaries, Borrower shall ap-ply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Sections 2.10(h) and (i); provided that:

            (i) so long as no Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that (A) in the event such Net Cash Proceeds shall not exceed $10.0 million, Borrower shall have delivered an Officers' Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used, or (B) in the event that such Net Cash Proceeds exceed $10.0 million, the Administrative Agent has elected by notice to Borrower on or prior to such date to require such proceeds to be used, in each case, to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid, no later than 180 days following the date of receipt of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Documents, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections
      5.11 and 5.12;

            (ii) all Net Cash Proceeds in respect of all Casualty Events in excess of $1.0 million in the aggregate shall be held in the Collateral Account and released therefrom only in accordance with the provisions of
      Article IX; and

            (iii) if any portion of such Net Cash Proceeds shall not be so applied within such 180-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f).

            (g) Excess Cash Flow. No later than the earlier of (i) 90 days after the end of each Excess Cash Flow Period and (ii) the date on which the financial statements with respect to such fiscal year in which such Excess Cash Flow Period occurs are delivered pursuant to Section 5.01(a), Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 50% (which amount will be reduced to 25% if Borrower's Asset Coverage Ratio for the immediately preceding Test Period is greater than or equal to 2.25 to 1.0) of Excess Cash Flow for the Excess Cash Flow Period then ended.

            (h) Application of Prepayments. (i) Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(i), subject to the provisions of this
Section 2.10(h). Any prepayments of Term B Loans pursuant to Section 2.10(c),
(d), (e), (f) or (g) shall be applied to reduce scheduled prepayments required under Section 2.09(a) on a pro rata basis among the prepayments remaining to be made on each other Term B Loan Repayment Date. After application of mandatory prepayments described above in this Section 2.10(h) and to the extent there are mandatory prepayment amounts remaining after such application, the Revolving Commitments shall be permanently reduced ratably among the Revolving Lenders in accordance with their applicable Revolving Commitments in an aggregate amount equal to such excess, and Borrower shall comply with Section 2.10(b).

            (ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term B Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term B Loans or Eurodollar Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an "EXCESS AMOUNT"), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be im-mediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (A) deposited in the Collateral Account and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit in the Collateral Account to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under
Section 2.13.

            (i) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in
Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

            SECTION 2.11 ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

            (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

            (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

            SECTION 2.12 INCREASED COSTS. (a) If any Change in Law shall:

            (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against property of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank; or

            (ii) impose on any Lender or the Issuing Bank or the LC Facility Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank, the LC Facility Issuing Bank or such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's holding company, if any, of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank or the LC Facility Issuing Bank hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or the Issuing Bank or the LC Facility Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or the LC Facility Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered, it being understood that, to the extent duplicative of the provisions of Section 2.15, this Section 2.12 shall not apply to Taxes. If any Lender requests compensation by Borrower under this Section 2.12, Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Loans or to convert all or part of the ABR Loans owing to such Lender into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect; provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

            (b) If any Lender or the Issuing Bank or the LC Facility Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in letters of credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank or the LC Facility Issuing Bank, to a level below that which such Lender or the Issuing Bank or the LC Facility Issuing Bank or such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank or the LC Facility Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or the LC Facility Issuing Bank or such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's holding company for any such reduction suffered.

            (c) A certificate of a Lender or the Issuing Bank or the LC Facility Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or the LC Facility Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender or the Issuing Bank or the LC Facility Issuing Bank, as the case may be, the amount shown as due on any such certificate within 5 days after receipt thereof.

            (d) Each Lender shall promptly notify Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this
Section 2.12. Failure or delay on the part of any Lender or the Issuing Bank or the LC Facility Issuing Bank to demand compensation pursuant to this Section
2.12 shall not constitute a waiver of such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank or the LC Facility Issuing Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank or the LC Facility Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's or the LC Facility Issuing Bank's intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

            SECTION 2.13 BREAKAGE PAYMENTS. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term B Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this
Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

            SECTION 2.14 PAYMENTS GENERALLY; PRO RATA TREATMENT; SHARING OF SETOFFS. (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank, LC Facility Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan

Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

            (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied
(i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties.

            (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise (including by exercise of its rights under Section 9.1 of the Security Agreement), obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term B Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term B Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term B Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term B Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(c) to share in the benefits of the recovery of such secured claim.

            (d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

            (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.14(d), 2.17(d), 2.18(d), 2.18(e) or
11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

            SECTION 2.15 TAXES. (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if Borrower shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, any Lender, the Issuing Bank or the LC Facility Issuing Bank as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

            (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

            (c) Borrower shall indemnify the Administrative Agent, each Lender, the Issuing Bank and the LC Facility Issuing Bank, as applicable, within ten
(10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, the Issuing Bank or the LC Facility Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender, the Issuing Bank, the LC Facility Issuing Bank or by the Administrative Agent on its own behalf or on behalf of a Lender, the Issuing Bank or the LC Facility Issuing Bank shall be conclusive absent manifest error.

            (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within 30 days of any such payment being due by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

            (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law and reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender, would not subject such Lender to any material unreimbursed cost and would not otherwise be disadvantageous to such Lender in any way. Each Foreign Lender shall (i) furnish either (a) two accurate and complete originally executed U.S. Internal Revenue Service Form W-8BEN (or successor form) or (b) an accurate and complete U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in either case, to such Foreign Lender's legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all interest payments hereunder, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form) or Form W-8ECI (or successor form) upon the expiration or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a "bank" within the meaning of
Section 881(c)(3)(A) of the Code shall also furnish a "Non-Bank Certificate" in the form of Exhibit Q if it is furnishing a Form W-8BEN.

            (f) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this
Section 2.15, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this
Section 2.15 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that Borrower, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed 20 days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.15(f) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

            SECTION 2.16 MITIGATION OBLIGATIONS; REPLACEMENT OF LENDERS.

            (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section
2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

            (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, the principal amount of their LC Facility Deposit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (assuming for this purpose that the Loans of such Lender were being prepaid) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

            SECTION 2.17 SWINGLINE LOANS.

            (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10.0 million or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

            (b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of a Revolving LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $100,000 above such amount.

            (c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 noon, New York City time, on the proposed date of repayment.

            (d) Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each

Revolving Lender, specifying in such notice such Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender's Revolving Exposure to exceed such Lender's Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

            SECTION 2.18 LETTERS OF CREDIT.

            (a) General. Subject to the terms and conditions set forth herein, Borrower may request (i) the Issuing Bank, and the Issuing Bank agrees, to issue Revolving Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to Borrower and the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary) and (ii) the LC Facility Issuing Bank, and the LC Facility Issuing Bank agrees, to issue the LC Facility Letter of Credit for its own account in a form reasonably acceptable to Borrower and the Administrative Agent and the LC Facility Issuing Bank, on the Closing Date for the purpose of providing credit support for certain Commodity Hedging Obligations. The Issuing Bank or the LC Facility Issuing Bank, as applicable, shall have no obligation to issue, and Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, (i) the Revolving LC Exposure would exceed the Revolving LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments or (ii) the LC Facility LC Exposure would exceed the LC Facility Deposit, as applicable. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank or the LC Facility Issuing Bank, as applicable, relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

            (b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank or the LC Facility Issuing Bank, as applicable) an LC Request to the Issuing Bank or the LC Facility Issuing Bank, as applicable, and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank or the LC Facility Issuing Bank, as applicable).

            A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

            (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) provided that with respect to the LC Facility Letter of Credit the issue date shall be the Closing Date;

            (ii) the amount thereof provided that with respect to the LC Facility Letter of Credit the amount shall be $15.0 million;

            (iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

            (iv) the name and address of the beneficiary thereof;

            (v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

            (vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

            (vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

            (viii) such other matters as the Issuing Bank or the LC Facility Issuing Bank, as applicable, may reasonably require.

            A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank or the LC Facility Issuing Bank, as the case may be:

            (i) the Letter of Credit to be amended, renewed or extended;

            (ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

            (iii) the nature of the proposed amendment, renewal or extension;
      and

            (iv) such other matters as the Issuing Bank or the LC Facility Issuing Bank, as applicable, may reasonably require.

If requested by the Issuing Bank or the LC Facility Issuing Bank, as applicable, Borrower also shall submit a letter of credit application on the Issuing Bank's or the LC Facility Issuing Bank's, as applicable, standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) with respect to Revolving Letters of Credit, the Revolving LC

Exposure shall not exceed the Revolving LC Commitment, (ii) with respect to Revolving Letters of Credit, the total Revolving Exposures shall not exceed the total Revolving Commitments, (iii) with respect to the LC Facility Letter of Credit, the LC Facility LC Exposure shall not exceed the Total LC Facility Deposit, and (iv) the conditions set forth in Article IV in respect of any such issuance, amendment, renewal or extension shall have been satisfied. In the case of a Revolving Letter of Credit, unless the Issuing Bank shall agree otherwise, no Revolving Letter of Credit shall be in an initial amount less than $20,000.

            (c) Expiration Date. Each Revolving Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and
(y) the Letter of Credit Expiration Date. The LC Facility Letter of Credit shall expire on the Letter of Credit Expiration Date.

            (d) Participations. (i) By the issuance of a Revolving Letter of Credit (or an amendment to a Revolving Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Revolving Letter of Credit equal to such Revolving Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such Revolving Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender's Pro Rata Percentage of each Revolving LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in
Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Revolving Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Revolving Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

            (ii) By the issuance of an LC Facility Letter of Credit without any further action on the part of the LC Facility Issuing Bank or the LC Facility Lenders, the LC Facility Issuing Bank hereby grants to each LC Facility Lender, and each LC Facility Lender hereby acquires from the LC Facility Issuing Bank, a participation in each LC Facility Letter of Credit equal to such LC Facility Lender's Pro Rata Percentage of the aggregate amount available to be drawn under such LC Facility Letter of Credit. The aggregate purchase price for the participations of each LC Facility Lender in LC Facility Letters of Credit shall equal the amount of the LC Facility Deposit of such LC Facility Lender. Each LC Facility Lender shall pay to the Administrative Agent its LC Facility Deposit in full on the Closing Date. Each LC Facility Lender hereby absolutely and unconditionally agrees that if the LC Facility Issuing Bank makes an LC Facility LC Disbursement which is not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section 2.18, or is required to refund any reimbursement payment in respect of an LC Facility LC Disbursement to Borrower for any reason, the Administrative Agent shall reimburse the LC Facility Issuing Bank for the amount of such LC Facility LC Disbursement from each LC Facility Lender's LC Facility Deposit invested in the LC Facility Deposit Account in proportion to their respective LC Facility Pro Rata Percentages. In the event the LC Facility Deposit Account is charged by the Administrative Agent to reimburse the LC Facility Issuing Bank for an unreimbursed LC Facility LC Disbursement, Borrower shall have the right, at any time prior to the LC Facility Maturity Date, to pay over to the Administrative Agent in reimbursement thereof an amount equal to the amount so charged, and such payment shall be invested by the Administrative Agent in the LC Facility Deposit Account. Each LC Facility Lender acknowledges and agrees that its authorization granted hereby and obligations hereunder are unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any LC Facility Letter of Credit or the occurrence and continuance of a Default or the return of the LC Facility Deposits and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Without limiting the foregoing, each LC Facility Lender irrevocably authorizes the Administrative Agent to apply amounts of its LC Facility Deposit as provided in this subparagraph (ii).

            (e) Reimbursement. (i) If the Issuing Bank or the LC Facility Issuing Bank, as applicable, shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank or the LC Facility Issuing Bank, as applicable, an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice; provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment (i) in respect of a Revolving LC Disbursement be financed with ABR Revolving Loans in an equivalent amount and, to the extent so financed, Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or (ii) in respect of an LC Facility LC Disbursement be financed with ABR Term Loans in an equivalent amount and, to the extent so financed, Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Term Loans.

            (ii) If Borrower fails to make payment due under paragraph (i) above with respect to a Revolving Letter of Credit when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable Revolving LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender's Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business
Day), an amount equal to such Revolving Lender's Pro Rata Percentage of the unreimbursed Revolving LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

            (iii) If Borrower fails to make any payment when due under paragraph
(i) with respect to an LC Facility Letter of Credit when due, the LC Facility Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each LC Facility Lender of the applicable LC Facility LC Disbursement, the payment then due from Borrower in respect thereof and such LC Facility Lender's Pro Rata Percentage thereof. The Administrative Agent will promptly pay to the LC Facility Issuing Bank each LC Facility Lender's Pro Rata Percentage of such LC Facility LC Disbursement from such LC Facility Lender's LC Facility Deposit. Promptly following receipt by the Administrative Agent of any payment by Borrower in respect of any LC Facility LC Disbursement, the Administrative Agent shall distribute such payment to the LC Facility Issuing Bank or, to the extent payments have been made from the LC Facility Deposits, to the LC Facility Deposit Account to be added to the LC Facility Deposits of the LC Facility Lenders in accordance with their respective Pro Rata Percentages.

            (iv) If any Revolving Lender shall not have made its Pro Rata Percentage of such Revolving LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

            (f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank or LC Facility Issuing Bank, as applicable, under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) an event or events that has or could reasonably be expected to result in any material adverse change to the business, property, results of operations or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank, the LC Facility Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank or LC Facility Issuing Bank, as applicable; provided that nothing in this Section 2.18(f) shall be construed to excuse the Issuing Bank or LC Facility Issuing Bank, as applicable, from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank's or the LC Facility Issuing Bank's, as applicable, failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank or LC Facility Issuing Bank, as applicable (as finally determined by a court of competent jurisdiction), the Issuing Bank or LC Facility Issuing Bank, as applicable, shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank or LC Facility Issuing Bank, as applicable, may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

            (g) Disbursement Procedures. The Issuing Bank or the LC Facility Issuing Bank, as applicable, shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank or the LC Facility Issuing Bank, as applicable, shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank or the LC Facility Issuing Bank, as applicable, has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank or the LC Facility Issuing Bank, as applicable, and the Revolving Lenders and the LC Facility Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

            (h) Interim Interest. If the Issuing Bank or the LC Facility Issuing Bank, as applicable, shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank or the LC Facility Issuing Bank, as applicable, except that interest accrued on and after the date of payment by any Revolving Lender or LC Facility Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank or the LC Facility Issuing Bank, as applicable, shall be for the account of such Lender to the extent of such payment.

            (i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, in the case of Revolving Letters of Credit, Revolving Lenders with Revolving LC Exposure representing greater than 50% of total Revolving LC Exposure or in the case of LC Facility Letters of Credit, LC Facility Lenders with LC Facility LC Exposure representing greater than 50% of total LC Facility LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Revolving Lenders and LC Facility Lenders, as applicable, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in paragraph (g) or (h) of Article VIII. Funds in the LC Sub-Account shall be applied by the Collateral Agent to reimburse the Issuing Bank or the LC Facility Issuing Bank, as applicable, for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of the Revolving Lenders and LC Facility Lenders with LC Exposure representing greater than 50% of such class's total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

            (j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an Issuing Bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s). Any Lender designated as an Issuing Bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term "Issuing Bank" shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

            (k) Resignation or Removal of the Issuing Bank. (i) The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days' prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

            (i) Resignation or Removal of the LC Facility Issuing Bank. The LC Facility Issuing Bank may resign as LC Facility Issuing Bank hereunder at any time upon at least 30 days' prior notice to the Lenders, the Administrative Agent and Borrower. The LC Facility Issuing Bank may be replaced at any time by written agreement among Borrower, each Agent, the replaced LC Facility Issuing Bank and the successor LC Facility Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the LC Facility Issuing Bank or any such additional LC Facility Issuing Bank. At the time any such resignation or replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced LC Facility Issuing Bank pursuant to
Section 2.05(d). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional LC Facility Issuing Bank shall have all the rights and obligations of the LC Facility Issuing Bank under this Agreement with respect to LC Facility Letters of Credit and (ii) references herein to the term "LC Facility Issuing Bank" shall be deemed to refer to such successor or such addition or to any previous LC Facility Issuing Bank, or to such successor or such addition and all previous LC Facility Issuing Banks, as the context shall require. After the resignation or replacement of the LC Facility Issuing Bank hereunder, the replaced LC Facility Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an LC Facility Issuing Bank under this Agreement with respect to LC Facility Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional LC Facility Letters of Credit.

            (l) Other. The Issuing Bank or the LC Facility Issuing Bank, as applicable, shall be under no obligation to issue any Letter of Credit if

            (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank or the LC Facility Issuing Bank, as applicable, from issuing such Letter of Credit, or any law applicable to the Issuing Bank or the LC Facility Issuing Bank, as applicable, or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank or the LC Facility Issuing Bank, as applicable, shall prohibit, or request that the Issuing Bank or the LC Facility Issuing Bank, as applicable, refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank or the LC Facility Issuing Bank, as applicable, with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank or the LC Facility Issuing Bank, as applicable, is not oth-erwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank or the LC Facility Issuing Bank, as applicable, any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank or the LC Facility Issuing Bank, as applicable, in good faith deems material to it; or

            (ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank or the LC Facility Issuing Bank, as applicable.

The Issuing Bank or the LC Facility Issuing Bank, as applicable, shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank, as applicable, would have no obligation at such time to issue such Revolving Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

            SECTION 2.19 LC FACILITY DEPOSIT ACCOUNT. (a) The LC Facility Deposits shall be held in escrow by UBS AG, Stamford Branch, as escrow agent, subject to disbursement in accordance with the terms of Sections 2.07, 2.18 and this Section 2.19, in the LC Facility Deposit Account, and no party other than UBS AG, Stamford Branch shall have a right of withdrawal from the LC Facility Deposit Account or any other right or power with respect to the LC Facility Deposits, except as expressly set forth in Section 2.07. Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each LC Facility Lender in respect of its participation in LC Facility Letters of Credit shall be satisfied in full upon the funding of its LC Facility Deposit on the Closing Date.

            (b) Each of Borrower, the Administrative Agent, the LC Facility Issuing Bank issuing the LC Facility Letter of Credit and each LC Facility Lender hereby acknowledges and agrees that each LC Facility Lender is funding its LC Facility Deposit to the Administrative Agent for application in the manner contemplated by Section 2.18 and that the Administrative Agent has agreed to invest the LC Facility Deposits (except during periods when, and to the extent to which, such LC Facility Deposits are used to cover unreimbursed LC Facility LC Disbursements for the LC Facility Lenders) and pay to the LC Facility Lenders (i) the rate for one month LIBOR deposits (the "BENCHMARK LIBOR RATE") minus (ii) 0.125% (such 0.125% being the "COST AMOUNT"). The Cost Amount will be subject to annual review and adjustment by UBS AG Stamford Branch, in light of then prevailing market conditions. Such interest will be paid to the LC Facility Lenders by the Administrative Agent quarterly in arrears when LC Facility LC Fees are payable pursuant to Section 2.05. In addition to the foregoing payments by the Administrative Agent, Borrower agrees to make payments to the LC Facility Lenders quarterly in arrears when LC Facility LC Fees are payable pursuant to Section 2.05 (and together with the payment of such fees) in an amount equal to the Cost Amount.

            (c) Neither Borrower nor any other Loan Party shall have any right, title or interest in or to the LC Facility Deposits and no obligations with respect thereto (except for the reimbursement obligations provided in Section 2.18), it being acknowledged and agreed by the parties hereto that the making of the LC Facility Deposits by the LC Facility Lenders, the provisions of this
Section 2.19 and the application of the LC Facility Deposits in the manner contemplated by Section 2.18(b) constitute agreements among the Administrative Agent, the LC Facility Issuing Bank issuing any LC Facility Letter of Credit and each LC Facility Lender with respect to the funding obligations of each LC Facility Lender in respect of its participation in LC Facility Letters of Credit and do not constitute any loan or extension of credit to the Borrower. Notwithstanding anything in the preceding sentence to the contrary and if, notwithstanding the intent of the parties to this Agreement, the LC Facility Deposits are deemed to be an asset of a Loan Party, each Loan Party shall be deemed to have granted to the Administrative Agent, as of the Closing Date, for the sole and exclusive benefit of the LC Facility Issuing Bank and the LC Facility Lenders, a first priority security interest in and lien upon the LC Facility Deposit Account and all funds deposited therein.

            (d) The Administrative Agent shall return any remaining LC Facility Deposits to the LC Facility Lenders on the LC Facility Maturity Date. If at any time there exists Excess LC Facility Deposits, the Administrative Agent shall upon the written request of the Borrower distribute each LC Facility Lender's pro rata share of the amount of such excess and the LC Facility Deposit Account shall be reduced by such amount. Once distributed, amounts previously deposited in the LC Facility Deposit Account will not be redeposited and the LC Facility LC Exposure shall thereafter not exceed the new balance in the LC Facility Deposit Account.

            (e) If the Administrative Agent is advised that deposits (in the applicable amounts) are not being offered in the London interbank market, or the Administrative Agent determines that adequate and fair means do not otherwise exist for ascertaining the Benchmark LIBOR Rate, then the LC Facility Deposits shall be invested so as to earn a return equal to (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (ii) minus the Cost Amount. In addition, the Borrower shall reimburse the Administrative Agent for any breakage or other losses or expenses incurred by it in connection with the termination of the LC Facility Deposits (and the related termination of the investment of the funds held in the LC Facility Deposit Account) prior to any scheduled investment termination date (which will be in one-month LIBOR periods unless otherwise agreed).

            (f) If the Administrative Agent from time to time withdraws any amounts from the LC Facility Deposit Account in accordance with the terms of this Agreement, other than to reimburse the LC Facility Issuing Bank pursuant to
Section 2.18(e)(iii), such amounts shall be distributed by the Administrative Agent to each LC Facility Lender in accordance with such LC Facility Lender's Pro Rata Percentage with respect to the LC Facility Deposits.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

            SECTION 3.01 ORGANIZATION; POWERS. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

            SECTION 3.02 AUTHORIZATION; ENFORCEABILITY. The Transactions to be entered into by each Loan Party are within such Loan Party's powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

            SECTION 3.03 NO CONFLICTS. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company or any judgment, decree or order of any Governmental Authority, (c) will not violate or result in a default or require any consent or approval under any indenture, agreement, Organizational Document or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company that could reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.

            SECTION 3.04 FINANCIAL STATEMENTS; PROJECTIONS. (a) Borrower has heretofore delivered to the Lenders the (i) consolidated balance sheet of Borrower as of February 29, 2004, audited by and accompanied by the unqualified opinion of Murrell, Hall, McIntosh & Co., PLLP, independent public accountants, certified by the chief financial officer of Borrower. Such financial statement and all financial statements delivered pursuant to Sections 5.01(a), (b) and (c) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations and cash flows of Borrower as of the dates and for the periods to which they relate. Except as set forth in such financial statements, there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a Material Adverse Effect, other than liabilities under the Loan Documents.

            (b) Borrower has heretofore delivered to the Lenders Borrower's unaudited consolidated balance sheet and statements of income and cash flows and EBITDA and other operating data as of and for the period December 23, 2003 to February 29, 2004.

            (c) Borrower has heretofore delivered to the Lenders forecasts of the financial performance of Borrower and its Subsidiaries for the period February 29, 2004 to February 28, 2010.

            (d) The forecasts of financial performance of Borrower and its Subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to be reasonable as of the Closing Date.

            (e) Since February 29, 2004 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.05 PROPERTIES. (a) Except as set forth on Schedule 3.05, each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect, and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

            (b) Schedule 3.05(b) contains a true and complete list of each interest in Real Property with a value of over $500,000 (i) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company and whether such lease, sublease or other instrument requires the consent of the landlord thereunder or other parties thereto to the Transactions.

            (c) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.04.

            (d) Each Company owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Company's business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company's use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            (e) The Equipment of each Company is in good repair, working order and condition, reasonable wear and tear excepted. Each Company shall cause the Equipment to be maintained and preserved in good repair, working order and condition, reasonable wear and tear excepted, and shall as quickly as commercially practicable make or cause to be made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of each Company's business.

            SECTION 3.06 INTELLECTUAL PROPERTY.

            (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, servicemarks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the "INTELLECTUAL PROPERTY"), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business that are listed in Schedules 14(a) and 14(b) to the Perfection Certificate, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Security Agreement) listed in Schedules 14(a) and 14(b) to the Perfection Certificate and
(ii) all registrations listed in Schedules 14(a) and 14(b) to the Perfection Certificate are valid and in full force and effect.

            (c) No Violations or Proceedings. To each Loan Party's knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark listed in Schedules 14(a) and 14(b) to the Perfection Certificate, respectively, pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).

            SECTION 3.07 EQUITY INTERESTS AND SUBSIDIARIES. (a) Schedule 3.07(a) sets forth a list of (i) all the Subsidiaries of Borrower and their jurisdiction of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of Borrower, are owned by Borrower, directly or indirectly through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Agreement, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

            (b) No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

            (c) An accurate organization chart, showing the ownership structure of Borrower and each Subsidiary on the Closing Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).

            SECTION 3.08 LITIGATION; COMPLIANCE WITH LAWS. (a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

            (b) Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record affecting any Company's Real Property, Mineral Interests or Pipelines or is in default with respect to any judgment, writ, injunction, decree, rule or order of any Governmental Authority, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.09 AGREEMENTS. (a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

            (b) No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

            (c) Schedule 3.09(c) accurately and completely lists all material agreements (other than leases or easements relating to Mineral Interests or Pipelines) to which any Company is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

            SECTION 3.10 FEDERAL RESERVE REGULATIONS. (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

            (b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

            SECTION 3.11 INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. No Company is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) "controlled" by an "investment company" subject to regulation under the Investment Company Act of 1940, as amended, or (c) a "holding company," an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

            SECTION 3.12 USE OF PROCEEDS. Borrower will use (a) the proceeds of the Term B Loans to effect the Refinancing, pay related fees, commissions and expenses, and for working capital and general corporate purposes (including to effect Permitted Acquisitions), (b) the Revolving Loans and Swingline Loans after the Closing Date for working capital and general corporate purposes (including to effect Permitted Acquisitions), it being understood that no Revolving Loans shall be made on the Closing Date and (c) the LC Facility Letter of Credit to provide credit support for certain Commodity Hedging Obligations.

            SECTION 3.13 TAXES. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects, (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a "tax shelter" within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Internal Revenue Code, or has ever "participated" in a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

            SECTION 3.14 NO MATERIAL MISSTATEMENTS. No information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

            SECTION 3.15 LABOR MATTERS. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.

            SECTION 3.16 SOLVENCY. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

            SECTION 3.17 EMPLOYEE BENEFIT PLANS. Each Company and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $250,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.18 ENVIRONMENTAL MATTERS.(a) Except as set forth in
Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

            (i) The Companies and their businesses, operations and Real Property, Mineral Interests or Pipelines are and in the last six years have been in compliance with, and the Companies have no liability under, Environmental Law;

            (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

            (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property, Mineral Interests or Pipelines or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under Environmental Law; provided that with respect to formerly owned, leased or operated properties, such representation is to the Company's knowledge with respect to periods after the Company's ownership, lease or operation thereof.

            (iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property, Mineral Interests or Pipelines currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

            (v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

            (b) Except as set forth in Schedule 3.18:

            (i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property, Mineral Interests or Pipelines or any other location;

            (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

            (iii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property, Mineral Interests or Pipelines or property of the Companies;

            (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law; and

            (v) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the existence of Hazardous Material at Real Property, Mineral Interests or Pipelines or facilities currently or formerly owned, operated, leased or used by the Companies.

            SECTION 3.19 INSURANCE. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Company as of the Closing Date. All insurance maintained by the Companies is in full force and effect, all premiums have been duly paid when due, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement that would result in a reduction, limitation or cancellation of such insurance. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

            SECTION 3.20 SECURITY DOCUMENTS. (a) The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a statement or the taking of possession or control, as applicable), in each case subject to no Liens other than Permitted Collateral Liens.

            (b) When the Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Intellectual Property Collateral (as defined in such Security Agreement), if any, in each case subject to no Liens other than Permitted Collateral Liens.

            (c) Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties' right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the offices specified on Schedule 3.05(b) (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 5.11, 5.12 and 5.14, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 5.11, 5.12 and 5.14), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.

            (d) Each Security Document delivered pursuant to Sections 5.11, 5.12 and 5.14 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties' right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.

            SECTION 3.21 ANTI-TERRORISM LAW. (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any laws relating to terrorism or money laundering ("ANTI-TERRORISM LAWS"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "EXECUTIVE ORDER"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

            (b) No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

            (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

            (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

            (iv) a person that commits, threatens or conspires to commit or supports "terrorism" as defined in the Executive Order; or

            (v) a person that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control ("OFAC") at its official website or any replacement website or other replacement official publication of such list.

            (c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

            SECTION 3.22 MINERAL INTERESTS. Borrower has good and defensible title to all Mineral Interests described in the Reserve Report, free and clear of all Liens except Permitted Liens and Immaterial Title Deficiencies. With the exception of Immaterial Title Deficiencies, all such Mineral Interests are valid, subsisting, and in full force and effect, and all rentals, royalties, and other amounts due and payable in respect thereof have been duly paid. Without regard to any consent or non-consent provisions of any joint operating agreement covering any of Borrower's Proved Mineral Interests, and with the exception of Immaterial Title Deficiencies, Borrower's share of (a) the costs for each Proved Mineral In-terest described in the Reserve Report is not greater than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the respective designations "working interests," "WI," "gross working interest," "GWI," or similar terms, and (b) production from, allocated to, or attributed to each such Proved Mineral Interest is not less than the decimal fraction set forth in the Reserve Report, before and after payout, as the case may be, and described therein by the designations "net revenue interest," "NRI," or similar terms. Each well drilled in respect of each Proved Producing Mineral Interest described in the Reserve Report (y) is capable of, and is presently, either producing Hydrocarbons in commercially profitable quantities or in the process of being worked over or enhanced, and Borrower is currently receiving payments for its share of any such production, with no funds in respect of any thereof being presently held in suspense, other than any such funds being held in suspense pending delivery of appropriate division orders, and (z) has been drilled, bottomed, completed, and operated in compliance with all applicable Laws, in each case except where such failure would not have a Material Adverse Effect, and no such well which is currently producing Hydrocarbons is subject to any penalty in production by reason of such well having produced in excess of its allowable production.

            SECTION 3.23 GAS BALANCING AGREEMENTS AND ADVANCE PAYMENT CONTRACTS. On the Closing Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Loan Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $500,000.

                                   ARTICLE IV

                         CONDITIONS TO CREDIT EXTENSIONS

            SECTION 4.01 CONDITIONS TO INITIAL CREDIT EXTENSION. The obligation of each Lender and, if applicable, each Issuing Bank and the LC Facility Issuing Bank, as the case may be, to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

            (a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and the LC Facility Issuing Bank, as applicable, and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

            (b) Corporate and Limited Liability Company Documents. The Administrative Agent shall have received:

            (i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

            (ii) a certificate as to the good standing of each Loan Party (in so-called "long-form" if available) as of a recent date, from such Secretary of State; and

            (iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

            (c) Officers' Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of Borrower, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b),
(c) and (d).

            (d) Financings and Other Transactions, Etc. (i) The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.

            (ii) The Lenders shall be satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate, legal, tax, management and capital or other organizational structure of the Companies.

            (iii) The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being assigned to the Administrative Agent; the Administrative Agent shall have received a fully executed Loan Transfer Agreement and Assignment of and Amendment to Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC amendments, mortgage assignments, releases or assignments, as applicable, of security interests in other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to assign of record the Liens securing such debt.

            (e) Financial Statements; Projections. The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Borrower and the Subsidiaries.

            (f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Subordinated Notes, (iii) the Indebtedness listed on Schedule 6.01(b) and (iv) Indebtedness owed to Borrower or any Guarantor.

            (g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Stinson Morrison Hecker LLP, special counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-1 and (ii) Mullins, Hirsch & Rischard, P.C., Oklahoma local counsel for the Loan Parties, substantially to the effect set forth in Exhibit N-2, in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

            (h) Other Reports. The Lenders shall have received all other reports and opinions of appraisers, consultants or other advisors retained by it to review the business, operation or condition of

Borrower and its subsidiaries giving effect to the Transactions. The Administrative Agent shall be satisfied with all such reports.

            The Administrative Agent shall have received a solvency certificate in the form of Exhibit O, dated the Closing Date and signed by the chief financial officer of Borrower.

            (i) Requirements of Law. The Lenders shall be satisfied that the Borrower, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

            (j) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

            (k) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Borrower and the Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

            (l) Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.12.

            (m) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document. The fees and expense of the Transactions shall not exceed $6.3 million.

            (n) Personal Property Requirements. The Collateral Agent shall have received:

            (i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;

            (ii) the Intercompany Note executed by and among Borrower and its Subsidiary, accompanied by instruments of transfer undated and endorsed in blank;

            (iii) all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent's security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

            (iv) UCC financing statements in appropriate form for filing under the UCC, and such other documents under applicable Requirements of Law in each jurisdiction as may be nec-essary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents and, with respect to all UCC financing statements required to be filed pursuant to the Loan Documents, evidence satisfactory to the Administrative Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to the Administrative Agent for the tracking of all such financing statements and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof;

            (v) certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Collateral Liens or any other Liens acceptable to the Collateral Agent); and

            (vi) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

            (o) Real Property Requirements. The Collateral Agent shall have received:

            (i) a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

            (ii) with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the Mineral Interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property; and

            (iii) evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages referred to above.

            (p) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by
Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a "standard" or "New York" lender's loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance satisfactory to the Administrative Agent.

            (q) Subordinated Note Amendment. The Subordinated Note shall (i) have been amended to the effect that the final maturity or any required payment of principal shall not be prior to three months after the Final Maturity Date and (ii) be otherwise satisfactory to the Administrative Agent.

            (r) Pro Forma Consolidated Annualized EBITDA. The Lenders shall have received and shall be satisfied with the Borrower's pro forma consolidated annualized EBITDA for the calendar quarter ended March 31, 2004, calculated pursuant to Section 3.04(b) and otherwise in a manner and with adjustments acceptable to the Lenders in their sole discretion, and shall not be less than $27,000,000.

            (s) Title Review of Mineral Interests. Vinson & Elkins, special local counsel for the Agents, Issuing Bank and the Lenders, shall have completed a review of title to each Mortgaged Property set forth on Schedule 4.01(p), and such review shall not have revealed any condition or circumstance which would reflect that the representations and warranties contained in Sections 3.05 and
3.22 hereof are inaccurate in any material respect.

            (t) Gas Hedging Program. The Administrative Agent shall be reasonably satisfied with Borrower's gas hedge transactions entered into with Approved Counterparties, with respect to not less than ninety-one percent (91%) of Borrower's forecasted production from Proved Producing Mineral Interests for a period ending December 31, 2008.

            SECTION 4.02 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

            (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

            (b) No Default. Borrower and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.

            (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

            (d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

            Each of the delivery of a Borrowing Request or notice requesting the issuance, amendment, extension or renewal of a Letter of Credit and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in this Section 4.02 have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in this Section 4.02 have been satisfied.

                                   ARTICLE V

                              AFFIRMATIVE COVENANTS

            Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

            SECTION 5.01 FINANCIAL STATEMENTS, REPORTS, ETC. Furnish to the Administrative Agent and each Lender:

            (a) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year beginning December, 2004 (but no later than the date on which Borrower would be required to file a Form 10-KSB or a Form 10-K under the Exchange Act if it were subject to Sections 13(d) and 15 of the Exchange Act as a non-accelerated filer); provided, however, that so long as QRC is a public company, such reports shall be required to be furnished no later than the date that QRC is required to timely file its annual report on Form 10-K or Form 10-KSB with the Securities Exchange Commission (taking into account any extension of time available under Rule 12b-25 under the Exchange Act), (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of operations, cash flows and members' equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of Murrell, Hall, McIntosh & Co., PLLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations including Consolidated EBITDA and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidated basis, the financial condition, results of operations and cash flows as of the end of and for such fiscal year, compared to the end of and for the previous fiscal year and budgeted amounts, and (iii) a management's discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year and, commencing with the first full fiscal year after the Closing Date, budgeted amounts;

            (b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year beginning August, 2004 (but no later than the date on which Borrower would be required to file a Form 10-Q under the Exchange Act if it were subject to Sections 13(d) and 15 of the Exchange Act as a non-accelerated filer); provided, however, that so long as QRC is a public company, such reports shall be required to be furnished no later than the date that QRC is required to timely file its annual report on Form 10-Q or Form 10-QSB with the Securities Exchange Commission (taking into account any extension of time available under Rule 12b-25 under the Exchange Act),
      (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of operations and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidated basis, the financial condition, results of operations (including Consolidated EBITDA) and cash flows as of the end of and for such fiscal quarter and for the then elapsed portion of the fiscal year, compared in reasonable detail to the end of such fiscal quarter and for the comparable periods in the previous fiscal year and budgeted amounts; provided that with respect to the consolidated statement of operations (including Consolidated EBITDA) the comparisons shall show the dollar and percentage variances with respect to the previous year and, commencing with the first fiscal year ended after the Closing Date, budgeted amounts and (iii) a management's discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and, commencing with the first fiscal year ended after the Closing Date, budgeted amounts;

            (c) Monthly Reports. Within 45 days after the end of each of the first two months of each fiscal quarter beginning with September, 2004,
      (i) the consolidated balance sheet of Borrower as of the end of such two months and the related consolidated statements of operations, cash flows and members' equity of Borrower for such month and for the then elapsed portion of the fiscal year, in comparative form (including operational and statistical information consistent with internal and industry wide reporting standards in form reasonably satisfactory to the Administrative Agent), with the consolidated statements of operations and cash flows for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth, on a consolidated basis, the financial condition, results of operations and cash flows for such month and for the then elapsed portion of the fiscal year compared in reasonable detail to the comparable periods in the previous fiscal year and, commencing with the first fiscal year ended after the Closing Date;

            (d) Financial Officer's Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a), (b) or (c) above, a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
      (ii) concurrently with
      any delivery of financial statements under Section 5.01(a) or (b) above, a Compliance Certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.10 (including the aggregate amount of Excluded Issuances for such period and the uses therefor) and, in the case of Section 5.01(a) above, setting forth Borrower's calculation of Excess Cash Flow; and (iii) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with GAAP, such accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

            (e) Financial Officer's Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a) above, a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

            (f) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;

            (g) Management Letters. Promptly after the receipt thereof by any Company, a copy of any "management letter" received by any such person from its certified public accountants and the management's responses thereto;

            (h) Budgets. No later than 30 days prior to the first day of each fiscal year of Borrower beginning January 1, 2005, a budget in form reasonably satisfactory to the Administrative Agent (including budgeted statements of operations and cash flows for each of Borrower's business units and balance sheets) prepared by Borrower for each quarter of such fiscal year prepared in detail, Borrower and its Subsidiaries, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the budget of Borrower is a reasonable estimate for the period covered thereby;

            (i) Organization. Within 30 days after the close of each fiscal year of Borrower, Borrower shall deliver an accurate organization chart as required by Section 3.07(c), or confirm that there are no changes to
      Schedule 3.07(c);

            (j) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Company under any Organizational Document within 15 days after such Company gives or receives such notice; and

            (k) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

            (l) Reserve Information. (i) As soon as available and in any event by February 15 and August 31 of each year, commencing August 31, 2004, Borrower shall deliver to the Administrative Agent and each Lender a Reserve Report prepared as of the immediately preceding November 30 and May 31, respectively; provided if Borrower changes its fiscal year in accordance with Section 6.17, the Reserve Reports shall be delivered by August 15 and March 31 as of the immediately preceding June 30 and December 31.

            (ii) Concurrently with the delivery of the Reserve Reports under
      Section 5.01(l)(i), a forecast prepared by the Borrower, in form reasonably satisfactory to the Administrative Agent, of expected production volumes, on a monthly basis, from the preceding January 1 or July 1, as the case may be, through December 31, 2008.

            (iii) Beginning with September, 2004, no later than sixty (60) days after the end of each month, (i) lease operating statements setting forth production volumes, revenues, expenses and cash flow and product prices for all oil and gas properties owned or leased by Borrower for such month, each such statement to be accompanied by a management discussion and analysis of major variances from the preceding monthly report delivered hereunder, and (ii) drilling reports setting forth (A) a list of new wells drilled during such month, (B) a list of wells requiring pipeline connections, and the status of such connections, and (C) gas and water production on a per diem basis from each well.

            SECTION 5.02 LITIGATION AND OTHER NOTICES. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five (5) Business Days of the occurrence thereof):

            (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

            (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

            (c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

            (d) the occurrence of a Casualty Event; involving more than $1.0 million; and

            (e) (i) the incurrence of any material Lien (other than Permitted Collateral Liens) on, or claim asserted against any of the Collateral or
      (ii) the occurrence of any other event which could materially affect the value of the Collateral.

            SECTION 5.03 EXISTENCE; BUSINESSES AND PROPERTIES. (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

            (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, pat-ents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases and Transaction Documents except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section
6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business or no longer commercially desirable.

            SECTION 5.04 INSURANCE. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) workmen's compensation insurance (to the extent required and applicable); (ii) employer's liability insurance (to the extent required and applicable); (iii) comprehensive general public liability and property damage insurance; (iv) insurance against losses customarily insured against as a result of damage by fire, lighting, hail, tornado, explosion and other similar risk; (v) comprehensive automobile liability insurance; and (vi) such other insurance against risks as the Administrative Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.

            (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after the Collateral Agent has been sent written notice thereof, provided that Borrower shall use its reasonable best efforts to ensure that any such notice shall be sent via a nationally recognized overnight delivery service, (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Collateral Agent.

            (c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.

            (d) With respect to each Mortgage encumbering improved Real Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

            (e) Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.

            (f) No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party's respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent,
(i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.

            SECTION 5.05 TAXES. (a) Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Company shall have otherwise complied with the Contested Collateral Lien Conditions.

            (b) Timely and correctly file all material Tax Returns required to be filed by it.

            (c) Borrower does not intend to treat the Loans as being a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

            SECTION 5.06 EMPLOYEE BENEFITS. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and
(y) upon request by

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the Administrative Agent, copies of (i) each Schedule B (Actuarial Information)
to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.

            SECTION 5.07 MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS; AUDIT; ANNUAL MEETINGS. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts, condition and Mineral Interests of any Company with the officers and employees thereof and advisors therefor (including without limitation the Approved Petroleum Engineer and independent accountants). The Administrative Agent shall have the right, at its expense, to audit any Reserve Report provided by the Approved Petroleum Engineer, and Borrower shall, and shall use its reasonable efforts to cause the Approved Petroleum Engineer to, cooperate fully in connection with any such audit.

            (b) Within 120 days after the close of each fiscal year of the Companies, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

            SECTION 5.08 USE OF PROCEEDS. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definitions of Standby Letter of Credit and LC Facility Letter of Credit.

            SECTION 5.09 COMPLIANCE WITH ENVIRONMENTAL LAWS; ENVIRONMENTAL REPORTS. (a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

            (b) If a Default caused by reason of a breach of Section 3.18 or
Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

            (c) Each Loan Party that is an owner of Mortgaged Property shall not install nor permit to be installed in the Mortgaged Property any Hazardous Materials, other than in compliance with applicable Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

            SECTION 5.10 INTEREST RATE PROTECTION. No later than the 180th day after the Closing Date, Borrower shall enter into Hedging Agreements with terms and conditions reasonably acceptable to the Administrative Agent with respect to the hedging of the Borrower's interest rate risk to its Indebtedness.

            SECTION 5.11 ADDITIONAL COLLATERAL; ADDITIONAL GUARANTORS. (a) Subject to this Section 5.11, with respect to any personal property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by the Security Agreement but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Agreement or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by the Security Agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Agreement against such after-acquired properties.

            (b) With respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary
(A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute a security agreement compatible with the laws of such Foreign Subsidiary's jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this
Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary created or acquired after the Closing Date and (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b), if, in the case of either clause (1) or (2), doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger a material increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Administrative Agent; provided that this exception shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity In-terests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting "stock entitled to vote" within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

            (c) Promptly grant to the Collateral Agent, within 60 days of the acquisition thereof, a security interest in and Mortgage on its interest in (i) Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $500,000, and (ii) unless the Collateral Agent otherwise consents, each leased Real Property of such Loan Party which lease individually has a fair market value of at least $500,000, in each case, as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by
Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, without limitation, a Title Policy, a Survey and local counsel opinion in respect of such Mortgage).

            (d) Promptly grant to the Collateral Agent, within 60 days after the end of each Excess Cash Flow Period, a security interest in and Mortgage on each Mineral Interest (whether leasehold or owned in fee) by such Loan Party as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02); provided that in the event that the aggregate value of all such Mineral Interests not subject to a Mortgage exceeds $1.0 million, then the Company shall promptly grant to the Collateral Agent, within 60 days after exceeding such threshold, a security interest in and Mortgage on such Mineral Interests. Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Mineral Interests (including and without limitation, local counsel opinion in respect of such Mortgage).

            SECTION 5.12 SECURITY INTERESTS; FURTHER ASSURANCES. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender, at Borrower's expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, au-thorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may require. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance satisfactory to the Administrative Agent and the Collateral Agent.

            SECTION 5.13 INFORMATION REGARDING COLLATERAL. (a) Not effect any change (i) in any Loan Party's legal name, (ii) in the location of any Loan Party's chief executive office, (iii) in any Loan Party's identity or organizational structure, (iv) in any Loan Party's Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party's jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days' prior written notice (in the form of an Officers' Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Loan Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility).

            (b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer of Borrower certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

            SECTION 5.14 POST-CLOSING COLLATERAL MATTERS. Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

            SECTION 5.15 OPERATION OF PROPERTIES, EQUIPMENT AND MINERAL INTERESTS. Maintain, develop and operate its Mineral Interests in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Mineral Interests so long as such Mineral Interests are capable of producing Hydrocarbons and accompa-nying elements in paying quantities, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.

            Comply in all respects with all contracts and agreements applicable to or relating to its Mineral Interest or the production and sale of Hydrocarbons and accompanying elements therefrom, except to the extent a failure to so comply could not reasonably be expected to have a Material Adverse Effect.

            At all times maintain, preserve and keep all operating equipment used with respect to its Mineral Interests in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect; provided, further, that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of such Loan Party.

            SECTION 5.16 CHANGE TO FISCAL YEAR No later than December 31, 2004 the Borrower shall change its fiscal year to December 31.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

            Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Subsidiaries to:

            SECTION 6.01 INDEBTEDNESS. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

            (a) Indebtedness incurred under this Agreement and the other Loan Documents;

            (b) (i) Indebtedness outstanding on the Closing Date and listed on
      Schedule 6.01(b), (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

            (c) the Subordinated Notes; provided that the aggregate principal amount of such Subordinated Note does not exceed $51,000,000 (plus the amount of any interest paid in kind which may be added to the principal of such Subordinated Notes) at any time;

            (d) Indebtedness under Hedging Obligations that are designed to protect against fluctuations in interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and
      (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

            (e) Indebtedness permitted by Section 6.04(f);

            (f) Indebtedness in respect of Purchase Money Obligations and the principal amount of Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $5.0 million at any time outstanding;

            (g) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed), in an aggregate amount not to exceed $1.0 million at any time outstanding;

            (h) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

            (i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

            (j) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

            (k) Indebtedness of any Company in an aggregate amount not to exceed $2.0 million at any time outstanding, provided that up to $1.0 million may be secured by Liens described in Section 6.02(k) or (q).

            SECTION 6.02 LIENS. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the "PERMITTED LIENS"):

            (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

            (b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlords', workmen's, suppliers', repairmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

            (c) any Lien in existence on the Closing Date and set forth on
      Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an "EXISTING LIEN");

            (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiency on or with respect to any Real Property, Mineral Interest, or Pipeline in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property, Mineral Interest or Pipeline or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property, Mineral Interest or Pipeline and for the purposes of this Agreement, a minor title deficiency shall include, but not be limited to, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Loan Party that are customarily granted in the oil and gas industry; provided, however, that such deficiencies shall not have, individually or in the aggregate, a Material Adverse Effect.

            (e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

            (f) Liens (other than any Lien imposed by ERISA) (x) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $250,000 in the aggregate;

            (g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company's business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate,
      (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

            (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;

            (i) Liens securing Indebtedness incurred pursuant to Section 6.01(f); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;

            (j) bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

            (k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

            (l) Liens granted pursuant to the Security Documents to secure the Obligations;

            (m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

            (n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

            (o) inchoate statutory or operators' Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests,
      (i) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders en-tered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

            (p) lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; and

            (q) Liens incurred in the ordinary course of business of any Company with respect to obligations that do not in the aggregate exceed $500,000 at any time outstanding, so long as such Liens, to the extent covering any Collateral, are junior to the Liens granted pursuant to the Security Documents;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

            SECTION 6.03 SALE AND LEASEBACK TRANSACTIONS. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a "SALE AND LEASEBACK TRANSACTION") unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

            SECTION 6.04 INVESTMENT, LOAN AND ADVANCES. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, "INVESTMENTS"), except that the following shall be permitted:

            (a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

            (b) Investments outstanding on the Closing Date and identified on
      Schedule 6.04(b);

            (c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms,
      (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

            (d) Hedging Obligations incurred pursuant to Section 6.01(c);

            (e) loans and advances to directors, employees and officers of Borrower and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Borrower, in aggregate amount not to exceed $1.0 million at any time outstanding;

            (f) Investments (i) by Borrower in any Subsidiary Guarantor, (ii) by any Company in Borrower or any Subsidiary Guarantor, (iii) by a Subsidiary Guarantor in another Subsidiary Guarantor and (iv) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor; provided that any Investment in the form of a loan or advance shall be evidenced by the Intercompany Note and, in the case of a loan or advance by a Loan Party, pledged by such Loan Party as Collateral pursuant to the Security Documents;

            (g) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company's past practices that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

            (h) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

            (i) Investments in persons not an Affiliate of a Loan Party that are
      (i) customary in the oil and gas business, (ii) made in the ordinary course of such Loan Party's business, and (iii) made in the form of, or pursuant to, operating agreements, farm-in agreements, farm-out agreements, development agreements, unitization agreements, joint bidding agreements, services contracts and other similar agreements which a reasonable and prudent oil and gas industry owner or operator would find acceptable; and

            (j) other investments in an aggregate amount not to exceed $1.0 million at any time outstanding.

            SECTION 6.05 MERGERS AND CONSOLIDATIONS. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

            (a) Asset Sales in compliance with Section 6.06;

            (b) acquisitions in compliance with Section 6.07;

            (c) any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower or a Subsidiary Guarantor is the surviving person in such merger or consolidation and in the case of a merger or consolidation with or into any subsidiary Guarantor, remains a Wholly Owned Subsidiary of Borrower); provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable; and

            (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

            To the extent the Required Lenders waive the provisions of this
Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

            SECTION 6.06 ASSET SALES. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

            (a) disposition of used, worn out, obsolete or surplus property by any Loan Party in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;

            (b) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $10.0 million in any four consecutive fiscal quarters of Borrower, but, in any event, shall not exceed $5.0 million with respect to any single Asset Sale;

            (c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

            (d) mergers and consolidations in compliance with Section 6.05; and

            (e) Investments in compliance with Section 6.04.

            To the extent the Required Lenders waive the provisions of this
Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

            SECTION 6.07 ACQUISITIONS. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

            (a) Capital Expenditures by Borrower and the Subsidiaries shall be permitted to the extent permitted by Section 6.10(e);

            (b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

            (c) Investments in compliance with Section 6.04;

            (d) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

            (e) Permitted Acquisitions; and

            (f) mergers and consolidations in compliance with Section 6.05;

provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or
Section 5.12, as applicable.

            SECTION 6.08 DIVIDENDS; SUBORDINATED NOTE PAYMENTS. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

            (a) Dividends by any Company to Borrower or any Guarantor that is a Wholly Owned Subsidiary of Borrower;

            (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Permitted Tax Distributions; and

            (c) beginning with the delivery of the Reserve Report dated on or after November 30, 2004, so long as no Default or Event of Default then exists or would arise therefrom, Dividends and cash payments paid on the Subordinated Notes in an amount equal to that portion of Excess Cash Flow not required to be applied to the Term B Loans pursuant to Section 2.10(g), less any such portion used to make Capital Expenditures pursuant to clause (ii) of the proviso to Section 6.10(e), so long as, for the immediately preceding Test Period, (i) the Asset Coverage Ratio is at least 1.75:1.0 and (ii) the Total Leverage Ratio does not exceed 3.00:1.0, in each case, after giving effect to such payment.

            SECTION 6.09 TRANSACTIONS WITH AFFILIATES. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm's-length transaction with a person other than an Affiliate, except that the following shall be permitted:

            (a) Dividends and cash payments paid on the Subordinated Notes permitted by Section 6.08;

            (b) Investments permitted by Sections 6.04(e) and (f);

            (c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors;

            (d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

            (e) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date, and which has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this
      Section 6.09(e) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

            (f) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock;

            (g) the Transactions as contemplated by the Transaction Documents;
      and

            (h) any transactions related to the Operating and Management Agreement.

            SECTION 6.10 FINANCIAL COVENANTS.

            (a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio for any Test Period (i) in 2004 (commencing September 1, 2004) to exceed 4.0 to 1.0, (ii) in 2005 to exceed 3.5 to 1.0 and (iii) thereafter to exceed 2.5 to 1.0:

            (b) Minimum Asset Coverage Ratio. Permit the Asset Coverage Ratio for any Test Period to be less than 1.25 to 1.0.

            (c) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, for any Test Period to be less than 3.5 to 1.0.

            (d) Minimum Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, for any Test Period (i) ending in 2005 (beginning in June 2005) to be less than 1.0 to 1.0 and (ii) thereafter to be less than 1.5:1.0.

            (e) Limitation on Capital Expenditures. Permit Capital Expenditures in any Excess Cash Flow Period to exceed Budgeted Capital Expenditures for such Excess Cash Flow Period; provided such amount for any Excess Cash Flow Period shall be increased by an amount, if any, equal to (i) the amount of Net Cash Proceeds of Excluded Issuances designated for Capital Expenditures for such Excess Cash Flow Period and (ii) the portion of Excess Cash Flow not required to be applied to Loans pursuant to Section 2.10(g) for the immediately preceding Excess Cash Flow Period or used to pay a Dividend or Subordinated Note payment pursuant to Section 6.08(c).

            At the request of Borrower, and upon demonstration by Borrower to the Administrative Agent of Borrower's compelling need to make Capital Expenditures in excess of the limitations referred to in this Section 6.10(e), the Administrative Agent in its sole discretion shall be entitled to approve an increase in the Capital Expenditures limitations for any Excess Cash Flow Period set forth above of up to 5% of the aggregate amount set forth above with respect to such Excess Cash Flow Period.

            SECTION 6.11 PREPAYMENTS OF OTHER INDEBTEDNESS; MODIFICATIONS OF ORGANIZATIONAL DOCUMENTS AND OTHER DOCUMENTS, ETC. Directly or indirectly:

            (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, except as otherwise permitted by Section 6.08 of this Agreement; or

            (b) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a "security" under Section 8-103 of the UCC) or change the Subordinated Note Agreement, the Subordinated Notes or any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders' agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Borrower may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend its Organizational Documents to authorize any such Equity Interests.

            SECTION 6.12 LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (viii) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person's Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or
(ix) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (vii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

            SECTION 6.13 LIMITATION ON ISSUANCE OF CAPITAL STOCK. (a) With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.

            (b) With respect to Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary and (ii) Subsidiaries of Borrower formed after the Closing Date in accordance with
Section 6.14 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections
5.11 and 5.12 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

            SECTION 6.14 LIMITATION ON CREATION OF SUBSIDIARIES. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, Borrower may (i) establish or create one or more Wholly Owned Subsidiaries of Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f) or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.11(b) shall be complied with.

            SECTION 6.15 BUSINESS. With respect to Borrower and its Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date and that are reasonably related or ancillary thereto; provided that the focus of any such business is on the Cherokee Basin.

            SECTION 6.16 LIMITATION ON ACCOUNTING CHANGES. Make or permit, any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

            SECTION 6.17 FISCAL YEAR. Except as provided in Section 5.16, change its fiscal year-end to a date other than May 31, or after Borrower has complied with Section 5.16, December 31.

            SECTION 6.18 LEASE OBLIGATIONS. Create, incur, assume or suffer to exist any obligations as lessee for the rental or hire of real or personal property of any kind (other than Mineral Interests, Pipelines or compressor leases) under leases or agreements to lease having an original term of one year or more that would cause the direct and contingent liabilities of Borrower and its Subsidiaries, on a consolidated basis, in respect of all such obligations to exceed $2.0 million payable in any period of 12 consecutive months.

            SECTION 6.19 NO FURTHER NEGATIVE PLEDGE. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by
Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(e); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

            SECTION 6.20 ANTI-TERRORISM LAW; ANTI-MONEY LAUNDERING. (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.25, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or
(iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties' compliance with this Section 6.20).

            (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

            SECTION 6.21 EMBARGOED PERSON. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law ("EMBARGOED PERSON" or "EMBARGOED PERSONS") that is identified on (1) the "List of Specially Designated Nationals and Blocked Persons" (the "SDN LIST") maintained by OFAC and/or on any other similar list ("OTHER LIST") maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, "EXECUTIVE ORDERS"), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

                                  ARTICLE VII

                                    GUARANTEE

            SECTION 7.01 THE GUARANTEE. The Guarantors hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "GUARANTEED OBLIGATIONS"). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

            SECTION 7.02 OBLIGATIONS UNCONDITIONAL. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

            (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

            (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

            (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

            (iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

            (v) the release of any other Guarantor pursuant to Section 7.09.

            The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

            SECTION 7.03 REINSTATEMENT. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

            SECTION 7.04 SUBROGATION; SUBORDINATION. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(d) shall be subordinated to such Loan Party's Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

            SECTION 7.05 REMEDIES. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article
VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

            SECTION 7.06 INSTRUMENT FOR THE PAYMENT OF MONEY. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

            SECTION 7.07 CONTINUING GUARANTEE. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

            SECTION 7.08 GENERAL LIMITATION ON GUARANTEE OBLIGATIONS. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

            SECTION 7.09 RELEASE OF GUARANTORS. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a "TRANSFERRED GUARANTOR") to a person or persons, none of which is Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 11.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this
Section 7.09 in accordance with the relevant provisions of the Security
Documents.

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

            SECTION 8.01 EVENTS OF DEFAULT. Upon the occurrence and during the continuance of the following events ("EVENTS OF DEFAULT"):

            (a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term B Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

            (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

            (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

            (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Sections 5.02(a), (b) and (c), 5.03(a), 5.04, 5.06, 5.07, 5.08, 5.09, 5.10, 5.14 or
      5.15 or in Article VI;

            (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after the earlier of (i) the date any Authorized Officer of Borrower acquires knowledge of such failure or (ii) written notice thereof has been given to Borrower from the Administrative Agent or any Lender to Borrower;

            (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $2.5 million at any one time (provided that, in the case of Hedging Obligations, the notional amount thereof shall be counted for this purpose);

            (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

            (h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause
      (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

            (i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $2.5 million shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;

            (j) one or more ERISA Events shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $2.5 million or the imposition of a Lien on any properties of a Company;

            (k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on, all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

            (l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

            (m) there shall have occurred a Change of Control;

            (n) any Loan Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to any Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

                                   ARTICLE IX

             COLLATERAL ACCOUNT; APPLICATION OF COLLATERAL PROCEEDS

            SECTION 9.01 COLLATERAL ACCOUNT. (a) The Collateral Agent is hereby authorized to establish and maintain at its office at 677 Washington Boulevard, Stamford, Connecticut 06901, in the name of the Collateral Agent, a restricted deposit account designated "Quest Cherokee Collateral Account." Each Loan Party shall deposit into the Collateral Account from time to time (i) the cash proceeds of any of the Collateral (including pursuant to any disposition thereof) to the extent contemplated herein or in any other Loan Document, (ii) the cash proceeds of any Casualty Event with respect to Collateral, to the extent contemplated herein or in any other Loan Document, and (iii) any cash such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.

            (b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall within two Business Days of receiving a request of the applicable Loan Party for release of cash proceeds (i) from the Collateral Account constituting Net Cash Proceeds relating to any Casualty Event or Asset Sale remit such cash proceeds on deposit in the Collateral Account to or upon the order of such Loan Party, so long as such Loan Party has satisfied the conditions relating thereto set forth in Section 9.02 and (ii) with respect to the LC Sub-Account, remit such Net Cash Proceeds on deposit in the LC Sub-Account to or upon the order of such Loan Party (x) at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been paid in full or (y) otherwise in accordance with Section 2.18(i). At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 9.03 hereof subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Sections 2.18(i) and 9.03. The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.

            (c) Amounts on deposit in the Collateral Account shall be invested and reinvested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine by written instruction to the Collateral Agent, or if no such instructions are given, then as the Collateral Agent, in its sole discretion, shall determine which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in Section 9.03 hereof subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of
Section 2.18(i).

            (d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the "LC Sub-Account" (the "LC SUB-ACCOUNT") and, subject to Section 2.18(i), all amounts held in the LC Sub-Account shall constitute collateral security to be applied in accordance with Section 2.18(i).

            SECTION 9.02 PROCEEDS OF DESTRUCTION, TAKING AND COLLATERAL DISPOSITIONS. So long as no Event of Default shall have occurred and be continuing, in the event the applicable Loan Party elects to reinvest Net Cash Proceeds in respect of any Asset Sale or Casualty Event in accordance with the provisions of Sections 2.10(c) and 2.10(f) as applicable, the Collateral Agent shall receive at least 10 days' prior notice of each request for payment and shall not release any part of such Net Cash Proceeds, until the applicable Loan Party has furnished to the Collateral Agent (i) an Officers' Certificate setting forth: (A) a brief description of the reinvestment to be made, (B) the dollar amount of the expenditures to be made, or costs incurred by such Loan Party in connection with such reinvestment and (C) evidence that the properties acquired in connection with such reinvestment have a fair market value at least equal to the amount of such Net Cash Proceeds requested to be released from the Collateral Account and (ii) all security agreements and Mortgages and other items required by the provisions of Sections 5.11 and 5.12 to, among other things, subject such reinvestment properties to the Lien of the Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties.

            SECTION 9.03 APPLICATION OF PROCEEDS. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

            (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

            (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

            (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal and Reimbursement Obligations) in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

            (d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including Reimbursement Obligations); and

            (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

            In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 9.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

                                   ARTICLE X

                THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

            SECTION 10.01 APPOINTMENT. Each Lender hereby irrevocably designates and appoints each of the Administrative Agent and the Collateral Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes each Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

            SECTION 10.02 AGENT IN ITS INDIVIDUAL CAPACITY. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

            SECTION 10.03 EXCULPATORY PROVISIONS. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

            SECTION 10.04 RELIANCE BY AGENT. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by a proper person. Each Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors.

            SECTION 10.05 DELEGATION OF DUTIES. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

            SECTION 10.06 SUCCESSOR AGENT. Each Agent may resign as such at any time upon at least 30 days' prior notice to the Lenders, the Issuing Bank, the LC Facility Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor Agent from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, the Issuing Bank and the LC Facility Issuing Bank appoint a successor Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $250.0 million; provided that if such retiring Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent.

            Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After an Agent's resignation hereunder, the provisions of this Article X and
Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

            SECTION 10.07 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

            SECTION 10.08 NAME AGENTS. The parties hereto acknowledge that the Documentation Agent and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

            SECTION 10.09 INDEMNIFICATION. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower or the Guarantors and without limiting the obligation of Borrower or the Guarantors to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 10.09 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

                                   ARTICLE XI

                                  MISCELLANEOUS

            SECTION 11.01 NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (a) if to any Loan Party, to Borrower at:

                Quest Cherokee, LLC
                9520 North May Ave., Ste 300
                Oklahoma City, OK  73120
                Attention: David Grose
                Telecopy No.: (405) 488-1156;

            (b) if to the Administrative Agent or the Collateral Agent, to it at:

                UBS AG, Stamford Branch
                677 Washington Boulevard
                Stamford, Connecticut  06901
                Attention: Sailoz Sikka
                Telecopy No.: (203) 719-4176;

            (c) if to a Lender, to it at its address (or telecopy number) set forth on the applicable Lender Addendum or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto; and

            (d) if to the Swingline Lender, to it at:

                UBS Loan Finance LLC
                677 Washington Boulevard
                Stamford, Connecticut  06901
                Attention: Sailoz Sikka
                Telecopy No.: (203) 719-4176.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.

            SECTION 11.02 WAIVERS; AMENDMENT. (a) No failure or delay by any Agent, the Issuing Bank, the LC Facility Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank, the LC Facility Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the funding of an LC Facility Deposit or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender, the Issuing Bank or the LC Facility Issuing Bank may have had notice or knowledge of such Default at the time.

            (b) Except as provided in paragraphs (c) and (d) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall:

            (i) increase the Commitment of any Lender without the written consent of such Lender; reduce the principal amount or premium of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any Fees payable hereunder, or change the currency of payment of any Obligation, without the written consent of each Lender affected thereby;

            (ii) postpone or extend the maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Term B Loan under Section 2.09, or the required date of payment of any Reimbursement Obligation, or the date on which the LC Facility Deposits are required to be returned to the LC Facility Lenders or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date or the

      LC Facility Maturity Date, as applicable, without the written consent of each Lender affected thereby;

            (iii) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments or setoffs required thereby, without the written consent of each Lender;

            (iv) change the percentage set forth in the definition of "Required Lenders" or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

            (v) release any Guarantor from its Guarantee (except as expressly provided in Article VII), or limit its liability in respect of such Guarantee, without the written consent of each Lender;

            (vi) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender;

            (vii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; or

            (viii) without the consent of the Required Lenders and Term B Lenders holding more than 50% of the principal amount of the outstanding Term B Loans, change the order of application of prepayments among Term B Loans and Revolving Commitments under Section 2.10(h) or change the application of prepayments of Term B Loans set forth in Section 2.10(h) to the remaining scheduled amortization payments to be made thereon under
      Section 2.09;

provided, further, that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank, the LC Facility Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank, the LC Facility Issuing Bank or the Swingline Lender, as the case may be, (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term B Lenders) or the Term B Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (3) any waiver, amendment or modification prior to the achievement of a Successful Syndication may not be effected without the written consent of the Arranger. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Bank, the LC Facility Issuing Bank and the Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of, premium, if any, and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

            (c) If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 11.02(b) (other than clause (iii) of such Section), the consent of the Supermajority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination; provided, however, that Borrower shall not have the right to replace a Lender solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to clause (iii) of Section 11.02(b).

            SECTION 11.03 EXPENSES; INDEMNITY. (a) The Loan Parties agree, jointly and severally, to pay, promptly upon demand:

            (i) all reasonable costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank and the LC Facility Issuing Bank, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank and the LC Facility Issuing Bank in connection with the syndication of the Loans, the LC Facility Deposits and Commitments, the preparation, execution and delivery of the Loan Documents, the administration of the Loans, the LC Facility Deposits and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

            (ii) all costs and expenses incurred by the Administrative Agent or the Collateral Agent, including the reasonable fees, charges and disbursements of Advisors for the Administrative Agent and the Collateral Agent, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding the Administrative Agent or the Collateral Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent or the Collateral Agent to defend or uphold the Liens granted by the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Requirements of Law);

            (iii) all costs and expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank, the LC Facility Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of Advisors for the Arranger, the Administrative Agent, the Collateral Agent, the Swingline Lender, the Issuing Bank, the LC Facility Issuing Bank or any Lender, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 11.03(a), or in connection with the Loans made, the LC Facility Deposit funded or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and

            (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

For purposes of this Section 11.03(a), "ADVISORS" shall mean legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other advisors; provided that (x) in the case of clause (i), the engagement of any Advisors other than legal counsel (including local counsel) shall be subject to approval by Borrower (which approval shall not be unreasonably withheld) and
(y) in the case of clause

(iii), the engagement of any Advisors other than one firm of legal counsel by any Lender shall be subject to approval by the Administrative Agent.

            (b) The Loan Parties agree, jointly and severally, to indemnify the Agents, each Lender, the Issuing Bank, the LC Facility Issuing Bank and the Swingline Lender, each Affiliate of any of the foregoing persons and each of their respective partners, controlling persons, directors, officers, trustees, employees and agents (each such person being called an "INDEMNITEE") against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities (including, but not limited to, environmental liabilities), penalties, judgments, suits and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

            (c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans and Reimbursement Obligations, the release of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank, the LC Facility Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

            (d) To the extent that Borrower fails to promptly pay any amount required to be paid by it to the Agents, the Issuing Bank, the LC Facility Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents, the Issuing Bank, the LC Facility Issuing Bank or the Swingline Lender, as the case may be, such Lender's pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents, the Issuing Bank, the LC Facility Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender's "pro rata share" shall be determined based upon its share of the sum of the total Revolving Exposure, the LC Facility LC Exposure, outstanding Term B Loans and unused Commitments at the time.

            SECTION 11.04 SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank or LC Facility Issuing Bank, as applicable, that issues any Letter of Credit), except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the LC Facility Issuing Bank, the Swingline Lender and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing

Bank or LC Facility Issuing Bank, as applicable, that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) Any Lender shall have the right at any time to assign to an Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, LC Facility Deposit, and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender's Commitment, LC Facility Deposit, or Loans, the amount of the Commitment, LC Facility Deposit, or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million unless each of Borrower and the Administrative Agent otherwise consents,
(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (ii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments, LC Facility Deposits or Loans, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (provided that any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment, except to the extent any such amounts are attributable to a Change in Law occurring after the date of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03 and subject to the obligations of Section 2.16).

            (c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, LC Facility Deposits and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "REGISTER"). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank, the LC Facility Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the LC Facility Issuing Bank, the Collateral Agent, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

            (e) Any Lender shall have the right at any time, without the consent of Borrower, the Administrative Agent, the Issuing Bank, the LC Facility Issuing Bank or the Swingline Lender, to sell participations to one or more banks or other entities (a "PARTICIPANT") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment, LC Facility Deposits and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Issuing Bank, the LC Facility Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section, but only if such participant agrees to comply with Section 2.16 as if it was a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees in writing to be subject to Section 2.14(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations; provided that no Lender shall be required to disclose or share the information contained in such register with Borrower or any other party, except as required by applicable law.

            (f) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (i) unless the sale of the participation to such Participant is made with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed) or (ii) except to the extent such entitlement to a greater payment results from a Change in Law after such Participant became a Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 2.15(e) and (f) as though it were a Lender.

            (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

            SECTION 11.05 SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and de-livery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank, the LC Facility Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15, 2.16 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

            SECTION 11.06 COUNTERPARTS; INTEGRATION; EFFECTIVENESS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 11.07 SEVERABILITY. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

            SECTION 11.08 RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

            SECTION 11.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

            (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank, the LC Facility Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

            (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            (d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopy) in Section
11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

            SECTION 11.10 WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

            SECTION 11.11 HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

            SECTION 11.12 CONFIDENTIALITY. Each of the Administrative Agent, the Issuing Bank, the LC Facility Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' and affiliated Approved Fund's directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement,
(e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to
(i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (g) with the consent of Borrower or (h) to the extent such Information
(i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Admin-istrative Agent, the Issuing Bank, the LC Facility Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. For the purposes of this Section, "INFORMATION" means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or its business that is clearly identified at the time of delivery as confidential, other than any such information that is available to the Administrative Agent, the Issuing Bank, the LC Facility Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

            SECTION 11.13 INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the "CHARGES"), shall exceed the maximum lawful rate (the "MAXIMUM RATE") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

            SECTION 11.14 LENDER ADDENDUM. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrower and the Administrative Agent.

            SECTION 11.15 OBLIGATIONS ABSOLUTE. To the fullest extent permitted by applicable law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

            (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

            (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

            (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

            (d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

            (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

            (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

                            [Signature Pages Follow]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  QUEST CHEROKEE, LLC

                                  By: /s/ JERRY D. CASH
                                      -----------------------------------------
                                      Name: Jerry D. Cash
                                      Title: Manager

                                  BLUESTEM PIPELINE, LLC
                                   by Quest Cherokee, LLC, its sole member

                                  By: /s/ JERRY D. CASH
                                      -----------------------------------------
                                      Name: Jerry D. Cash
                                      Title: Manager

                                  UBS SECURITIES LLC, as Arranger, Syndication
                                   Agent and Documentation Agent

                                  By: /s/ JOHN C. CROCKETT
                                      -----------------------------------------
                                      Name: John C. Crockett
                                      Title: Director

                                  By: /s/ OLIVER O. TRUMBO II
                                      -----------------------------------------
                                      Name: Oliver O. Trumbo II
                                      Title: Director

                             UBS AG, STAMFORD BRANCH, as Issuing Bank, LC
                              Facility Issuing Bank, Administrative Agent and Collateral Agent

                             By: /s/ WILFRED V. SAINT
                                 ------------------------------------------
                                 Name: Wilfred V. Saint
                                 Title: Director Banking Products Services, U.S.

                             By: /s/ JOSELIN FERNANDES
                                 ------------------------------------------
                                 Name: Joselin Fernandes
                                 Title: Associate Director Banking Products
                                        Services, U.S.

                             UBS LOAN FINANCE LLC, as Swingline Lender

                             By: /s/ WILFRED V. SAINT
                                 ------------------------------------------
                                 Name: Wilfred V. Saint
                                 Title: Director Banking Products Services, U.S.

                             By: /s/ JOSELIN FERNANDES
                                 ------------------------------------------
                                 Name: Joselin Fernandes
                                 Title: Associate Director Banking Products
                                        Services, U.S.

                                                                         ANNEX I

                               AMORTIZATION TABLE

       DATE                                                   TERM B LOAN AMOUNT
------------------                                            ------------------
 December 31, 2004                                               $    300,000
  March 31, 2005                                                 $    300,000
   June 30, 2005                                                 $    300,000
September 30, 2005                                               $    300,000
 December 31, 2005                                               $    300,000
  March 31, 2006                                                 $    300,000
   June 30, 2006                                                 $    300,000
September 30, 2006                                               $    300,000
 December 31, 2006                                               $    300,000
  March 31, 2007                                                 $    300,000
   June 30, 2007                                                 $    300,000
September 30, 2007                                               $    300,000
 December 31, 2007                                               $    300,000
  March 31, 2008                                                 $    300,000
   June 30, 2008                                                 $    300,000
September 30, 2008                                               $    300,000
 December 31, 2008                                               $    300,000
  March 31, 2009                                                 $    300,000
   June 30, 2009                                                 $    300,000
September 30, 2009                                               $    300,000
 December 31, 2009                                               $    300,000
  March 31, 2010                                                 $    300,000
   June 30, 2010                                                 $113,400,000
       Total                                                     $120,000,000

                                                                       EXHIBIT A

                                    [Form of]
                          ADMINISTRATIVE QUESTIONNAIRE
               ADMINISTRATIVE QUESTIONNAIRE -- QUEST CHEROKEE, LLC

LENDING INSTITUTION: ___________________________________________________________

Name for Signature Pages: ______________________________________________________

        Will sign Credit Agreement: [ ]
        Will come via Assignment:   [ ]  Number of Days post-closing: __________

Name for Signature Blocks: _____________________________________________________

Name for Publicity:        _____________________________________________________

Address:                   _____________________________________________________

Main Telephone:            ______________________________________________

Telex No./Answer back:     ______________________________________________


CONTACT-Credit           Name: _________________________________________________
                      Address: _________________________________________________

                    Telephone: _________________________________________________
                          Fax: _________________________________________________

CONTACT-Operations       Name: _________________________________________________
                      Address: _________________________________________________

                    Telephone: _________________________________________________
                          Fax: _________________________________________________

PAYMENT INSTRUCTIONS

Bank Name:                ______________________________________________________
ABA/Routing No.:          ______________________________________________________
Account Name:             ______________________________________________________
Account No.:              ______________________________________________________
For further credit:       ______________________________________________________
Account No.:              ______________________________________________________
Attention:                ______________________________________________________
Reference:                ______________________________________________________

UBS AG, STAMFORD BRANCH, ADMINISTRATIVE DETAILS

UBS AG, Stamford Branch           Account Administrator   Secondary Contact
                                  ---------------------   -----------------
677 Washington Boulevard          Attn: [       ]         Attn: [        ]
Stamford, Connecticut  06901      Tel:  [       ]         Tel:  [        ]
Main Telephone:  (203) 719-3000   Fax:  [       ]         Fax:  [        ]

Wire Instructions: The Agent's wire instructions will be disclosed at the time of closing.

                                                                       EXHIBIT B

                                    [Form of]
                            ASSIGNMENT AND ASSUMPTION

                  This Assignment and Assumption (the "ASSIGNMENT AND ASSUMPTION") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "ASSIGNEE"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

                  For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "ASSIGNED INTEREST"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.       Assignor:              ______________________________

2.       Assignee:              ______________________________
                                [and is an Affiliate/Approved Fund of
                                [identify Lender]1]

3.       Borrower(s):           ______________________________

4.       Administrative Agent:  UBS AG, Stamford Branch, as the administrative agent under the Credit Agreement

5. Credit Agreement: The Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") among QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in
Article I

__________________________________
(1)     Select as applicable.

of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), documentation agent (in such capacity, "DOCUMENTATION AGENT") and syndication agent (in such capacity, "SYNDICATION AGENT"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders, collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and Issuing Bank.

6.        Assigned Interest:

   Facility Assigned     Aggregate Amount of     Amount of       Percentage Assigned
                         Commitment/Loans for   Commitment/         of Commitment/
                             all Lenders       Loans Assigned         Loans(2)
                             -----------       --------------         --------
Term B Loan                   $                   $                      %
Revolving Loans               $                   $                      %
L/C Facility Letter of        $                   $                      %
Credit

                                  [Page break]

_______________________________

(2) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]3

The terms set forth in this Assignment and Assumption are hereby agreed to:

                                   ASSIGNOR
                                   [NAME OF ASSIGNOR]


                                   By:
                                        -----------------------------------
                                        Title:


                                   ASSIGNEE
                                   [NAME OF ASSIGNEE]


                                   By:
                                        -----------------------------------
                                        Title:

Consented to and Accepted:

QUEST CHEROKEE, LLC(4)


By:
       ----------------------------------------------
       Name:
       Title:



UBS AG, STAMFORD BRANCH,
    as Administrative Agent and Issuing Bank(5)


By:
       ----------------------------------------------
       Name:
       Title:


By:
       ----------------------------------------------
       Name:
       Title:

_________________________________

(3) This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

(4)      To be included to the extent consent is required under Section
         11.04(b).

(5) Reference to Issuing Bank required for an assignment of Revolving Commitments or LC Facility Commitments.

UBS LOAN FINANCE, LLC
     as Swingline Lender

By:
       ----------------------------------------------
       Name:
       Title:


By:
       ----------------------------------------------
       Name:
       Title:

___________________________
(6) Reference to Swingline Lender required for an assignment of Revolving Commitments.

                                            ANNEX 1 to Assignment and Assumption

                               QUEST CHEROKEE, LLC
                                CREDIT AGREEMENT

                        STANDARD TERMS AND CONDITIONS FOR
                            ASSIGNMENT AND ASSUMPTION

         1. Representations and Warranties.

         1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and
(iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of each of the Borrowers, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by any of Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

         1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(e) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vi) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

         2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

         3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

                                                                       EXHIBIT C

                                    [Form of]
                                BORROWING REQUEST

UBS AG, Stamford Branch,
    as Administrative Agent for
the Lenders referred to below,
677 Washington Boulevard
Stamford, Connecticut  06901

Attention: [                 ]

                             Re: Quest Cherokee, LLC

                                                                          [Date]

Ladies and Gentlemen:

         Reference is made to the Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") among QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in
Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), documentation agent (in such capacity, "DOCUMENTATION AGENT") and syndication agent (in such capacity, "SYNDICATION AGENT"),UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders, collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and Issuing Bank. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)    Class of Borrowing                             [Revolving Borrowing]
                                                      [Term B Borrowing]
(B)    Principal amount of
           Borrowing(7)                               _________________________

(C)    Date of Borrowing
           (which is a Business Day)
                                                       ________________________
(D)    Type of Borrowing                              [ABR] [Eurodollar](8)

(E)    Interest Period and the last day thereof(9)    _________________________

___________________________________
(7) ABR and Eurodollar Loans must be in an amount that is at least $1,000,000 and an integral multiple of $500,000 or equal to the remaining available balance of the applicable Commitments.

(8)      Shall be ABR for Swingline Loans.

(9) Shall be subject to the definition of "INTEREST PERIOD" in the Credit Agreement.

(F) Funds are requested to be disbursed to Borrower's account with UBS AG, Stamford Branch (Account No. ).

         Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.02(b), (c) and (d) of the Credit Agreement are satisfied as of the date hereof.

                            [Signature Page Follows]

                            QUEST CHEROKEE, LLC


                            By:
                                 -----------------------------------
                                 Title:  [Responsible Officer]

                                                                       EXHIBIT D

                                    [Form of]
                             COMPLIANCE CERTIFICATE

         I, [ ], the [Financial Officer] of [ ] (in such capacity and not in my individual capacity), hereby certify that, with respect to that certain Credit Agreement dated as of July [ ], 2004 (as it may be amended, modified, extended or restated from time to time, the "CREDIT AGREEMENT"; all of the defined terms in the Credit Agreement are incorporated herein by reference) among Quest Cherokee, LLC, a Delaware limited liability company, as borrower (the "BORROWER"), the Guarantors party thereto, the Lenders party thereto, UBS Securities LLC, as Arranger, Documentation Agent and Syndication Agent, and UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent:

                  a. Attached hereto as Schedule 1 are detailed calculations(10) demonstrating compliance by Borrower with Section 6.10 of the Credit Agreement. Borrower is in compliance with such Sections as of the date hereof. Attached hereto as Schedule 2 are detailed calculations setting forth the Borrower's Excess Cash Flow.(11) Attached hereto as Schedule 3 is the report of [accounting firm.](12)

                  b. The Borrower was in compliance with each of the covenants set forth in Section 6.10 of the Credit Agreement [at all times during and] since [ ].

                  c. No Default has occurred under the Credit Agreement which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.(13)

_________________________________

(10) To accompany annual and quarterly financial statements only. Which calculations shall be in reasonable detail satisfactory to the Administrative Agent and shall include, among other things, an explanation of the methodology used in such calculations and a breakdown of the components of such calculations.

(11)     To be provided during the Excess Cash Flow Period.

(12) To accompany annual financial statements only. The report must opine or certify that, with respect to its regular audit of such financial statements, which audit was conducted in accordance with GAAP, the accounting firm obtained no knowledge that any Default has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

(13) If a Default shall have occurred, an explanation specifying the nature and extent of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken with respect thereto (include, as applicable, information regarding actions, if any, taken since prior certificate).

Dated this [    ] day of [                 ], 20[  ].


                                     [                           ]


                                     By:
                                          -----------------------------------
                                          Name:
                                          Title:   [Financial Officer]

                                   SCHEDULE 1

                               Financial Covenants

(A)      Maximum Total Leverage Ratio: Total Net Debt to Consolidated EBITDA

Total Net Debt for the four quarter period ended
    [          ], 20[  ]                                ________________________

Consolidated EBITDA                                     ________________________

            Total Net Debt to Consolidated EBITDA       [   ]:1.00

            Covenant Requirement                        No more than [    ]:1.00

(B)      Minimum Asset Coverage Ratio: PV-10 Value to Total Net Debt: _______ :
         1.0

(C) Minimum Interest Coverage Ratio: Consolidated EBITDA to Consolidated Interest Expense

         Consolidated EBITDA                                   _________________

         Consolidated Interest Expense calculation: total
         consolidated interest expense under GAAP              _________________

                      plus imputed interest on Capital Lease Obligations
                           and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

                      plus commissions, discounts and other fees and
                           charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings for such period;

                      plus amortization of debt issuance costs, debt
                           discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

                      plus cash contributions to any employee stock
                           ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

                      plus all interest paid or payable with respect to
                           discontinued operations of Borrower or any of its Subsidiaries for such period;

                      plus the interest portion of any deferred payment
                           obligations of Borrower or any of its Subsidiaries for such period;

                      plus all interest on any Indebtedness of Borrower or
                           any of its Subsidiaries of the type described in clause (f) or (k) of the definition of "Indebtedness" for such period;

                      less debt issuance costs, debt discount or premium
                           and other financing fees and expenses directly related to the Transactions;

                      less any expense associated with the Subordinated
                           Notes;

                           and

                      less after giving effect to Hedging Agreements
                           including payments to obtain Hedging Agreements but excluding unrealized gains and losses with respect to Hedging Agreements.

    Consolidated Interest Expense                             __________________

                Consolidated EBITDA to Consolidated Interest

                     Expense                                   [    ]:1.00

                Covenant Requirement                      Greater than or equal
                                                                to 3.5:1.00

(D) Minimum Consolidated Fixed Charge Ratio: Consolidated EBITDA to Consolidated Fixed Charges

Consolidated EBITDA for the four quarter period ended [ ],
20[ ].                                                        __________________

Consolidated Fixed Charges Calculation is Consolidated
Interest Expense plus

Consolidated Fixed Charges Consolidated Interest Expense calculation:

                      total consolidated interest expense under GAAP

                      plus imputed interest on Capital Lease Obligations
                           and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

                      plus commissions, discounts and other fees and
                           charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers' acceptance financing and receivables financings for such period;

                      plus amortization of debt issuance costs, debt
                           discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

                      plus cash contributions to any employee stock
                           ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

                      plus all interest paid or payable with respect to
                           discontinued operations of Borrower or any of its Subsidiaries for such period;

                      plus the interest portion of any deferred payment
                           obligations of Borrower or any of its Subsidiaries for such period;

                      plus all interest on any Indebtedness of Borrower or
                           any of its Subsidiaries of the type described in clause (f) or (k) of the definition of "Indebtedness" for such period;

                      less debt issuance costs, debt discount or premium
                           and
                           other financing fees and expenses directly related to the Transactions;

                      less any expense associated with the Subordinated
                           Notes; and

                      less after giving effect to Hedging Agreements
                           including payments to obtain Hedging Agreements but excluding unrealized gains and losses with respect to Hedging Agreements.

             Consolidated Interest Expense

             Consolidated Fixed Charges calculation:

                     Consolidated Interest Expense for such period;

                      plus the aggregate amount of Capital Expenditures for
                           such period (other than to the extent financed by Excluded Issuances or out of that portion of Excess Cash Flow not required to be applied to the Term B Loans pursuant to Section 2.10(g));

                      plus all cash payments in respect of income taxes
                           made during such period (net of any cash refund in respect of income taxes actually received during such period);

                      plus the principal amount of all scheduled
                           amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of Borrower and its Subsidiaries for such period (as determined on the first day of the respective period);

                      plus the product of (i) all dividend payments on any
                           series of Disqualified Capital Stock of Borrower or any of its Subsidiaries (other than dividend payments to Borrower or any of its Subsidiaries) multiplied by
                           (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrower and its Subsidiaries, expressed as a decimal; and

                      plus the product of (i) all cash dividend payments on
                           any Preferred Stock (other than Disqualified Capital Stock) of Borrower or any of its Subsidiaries (other than dividend payments to Borrower or any of its Subsidiaries) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrower and its Subsidiaries, expressed as a decimal.

   Consolidated Fixed Charges Expense.                 _________________________

   Consolidated EBITDA to Consolidated Fixed Charges       [    ]:1.00

               Covenant Requirement                    Greater than or equal to
                                                          [    ]:1.00

(E)      Maximum Capital Expenditures

                Capital Expenditures                         __________________

                Covenant Requirement                        No more than [    ]

                                   SCHEDULE 2

Excess Cash Flow Calculation:

Net cash from operating activities for the Excess Cash Flow Period _____________

         less principal payments of Term B Loans required by
              Section 2.09(a) that are actually made during such period;

         less the lower of actual Capital Expenditures and Budgeted Capital Expenditures during such period; and

         less Permitted Tax Distributions that are paid during such period or will be paid within six months after the close of such period.

Excess Cash Flow                                                  ______________

                                                                       EXHIBIT E

                                    [Form of]
                            INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,
    as Administrative Agent
677 Washington Boulevard
Stamford, Connecticut  06901

Attention:  [        ]

                                                                          [Date]

                             Re: Quest Cherokee, LLC

Ladies and Gentlemen:

      This Interest Election Request is delivered to you pursuant to Section
2.08 of the Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") among QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I thereof), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), documentation agent (in such capacity, "DOCUMENTATION AGENT") and syndication agent (in such capacity, "SYNDICATION AGENT"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders, collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and Issuing Bank.

      Borrower hereby requests that on [__________](14) (the "INTEREST ELECTION DATE"),

            1. $[__________] of the presently outstanding principal amount of the Loans originally made on [__________],

            2. and all presently being maintained as [ABR Loans] [Eurodollar Loans],

            3. be [converted into] [continued as],

            4. [Eurodollar Loans having an Interest Period of
      [one/two/three/six[/nine] months] [ABR Loans].

----------
(14) Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

      The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

            (a) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.08 of the Credit Agreement); and

            (b) no Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

                            [Signature Page Follows]

      Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

                                         QUEST CHEROKEE, LLC


                                         By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                                                       EXHIBIT F

                                    [Form of]
                                JOINDER AGREEMENT

      Reference is made to the Credit Agreement, dated as of July [ ], 2004 (the "CREDIT AGREEMENT") among QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), documentation agent (in such capacity, "DOCUMENTATION AGENT") and syndication agent (in such capacity, "SYNDICATION AGENT"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders, collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and Issuing Bank.

                              W I T N E S S E T H:

      WHEREAS, the Guarantors have entered into the Credit Agreement and the Security Agreement in order to induce the Lenders to make the Loans and the Issuing Bank to issue Letters of Credit to or for the benefit of Borrower;

      WHEREAS, pursuant to Section 5.11(b) of the Credit Agreement, each Subsidiary that was not in existence on the date of the Credit Agreement is required to become a Guarantor under the Credit Agreement by executing a Joinder Agreement. The undersigned Subsidiary (the "NEW GUARANTOR") is executing this joinder agreement ("JOINDER AGREEMENT") to the Credit Agreement in order to induce the Lenders to make additional Revolving Loans and the Issuing Bank to issue Letters of Credit and as consideration for the Loans previously made and Letters of Credit previously issued.

      NOW, THEREFORE, the Administrative Agent, Collateral Agent and the New Guarantor hereby agree as follows:

      1. GUARANTEE. In accordance with Section 5.11(b) of the Credit Agreement, the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Guarantor.

      2. REPRESENTATIONS AND WARRANTIES. The New Guarantor hereby (a) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor in the Credit Agreement shall be deemed to include the New Guarantor. The New Guarantor hereby attaches supplements to each of the schedules to the Credit Agreement applicable to it.

      3. SEVERABILITY. Any provision of this Joinder Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      4. COUNTERPARTS. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement.

      5. NO WAIVER. Except as expressly supplemented hereby, the Credit Agreement shall remain in full force and effect.

      6. NOTICES. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section
11.01 of the Credit Agreement.

      7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                            [Signature Pages Follow]

      IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

                                       [NEW GUARANTOR]

                                       By:
                                            -----------------------------------
                                            Name:
                                            Title:


                                       Address for Notices:







                                       UBS AG, STAMFORD BRANCH, as
                                       Administrative Agent and Collateral Agent

                                       By:
                                            -----------------------------------
                                            Name:
                                            Title:



                                       By:
                                            -----------------------------------
                                            Name:
                                            Title:

                        [Note: Schedules to be attached.]

                                                                       EXHIBIT H

                                    [Form of]
                             LC REQUEST [AMENDMENT]

Dated [(15)]

      UBS AG, Stamford Branch, as Administrative Agent under the Credit Agreement (as amended, modified or supplemented from time to time, the "CREDIT AGREEMENT"), dated as of July [ ], 2004, among Quest Cherokee, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, UBS Securities LLC, as Arranger, Documentation Agent and Syndication Agent and UBS AG, Stamford Branch, as Administrative Agent, Collateral Agent and Issuing Bank as applicable,

677 Washington Boulevard
Stamford, Connecticut  06901
Attention:  [            ]

[Name and Address of Issuing Bank
if different from Administrative Agent]

Ladies and Gentlemen:

      We hereby request that [name of proposed Issuing Bank], as Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] [Revolving] [LC Facility] Letter of Credit (the "Letter of Credit") for the account of the undersigned [(16)] on [(17)] (the "Date of [Issuance] [Amendment] [Renewal] [Extension]") in the aggregate stated amount of [(18)]. [Such Letter of Credit was originally issued on [date].] The requested Letter of Credit [shall be] [is] denominated in dollars.

      For purposes of this LC Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

      The beneficiary of the requested Letter of Credit [will be] [is] [19], and such Letter of Credit [will be] [is] in support of [(20)] and [will have] [has] a stated expiration date of [(21)]. [Describe the nature of the amendment, renewal or extension.]

----------
(15)  Date of LC Request.

(16) Note that if the LC Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.

(17) Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this LC Request, if this LC Request is delivered to the Issuing Bank by 11:00 a.m., New York City time (or such shorter period as is acceptable to the Issuing Bank).

(18)  Aggregate initial stated amount of Letter of Credit.

(19)  Insert name and address of beneficiary.

      We hereby certify that:

            (1) Each of Borrower and each other Loan Party is in compliance in all material respects with all the terms and provisions set forth in each Loan Document on its part to be observed or performed, and, as of today and at the time of and immediately after giving effect to the [issuance] [amendment] [renewal] [extension] of the Letter of Credit requested herein, no Default has or will have occurred and be continuing.

            (2) Each of the representations and warranties made by any Loan Party set forth in any Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to "materiality" or "Material Adverse Effect" is true and correct in all respects) on and as of today's date and with the same effect as though made on and as of today's date, except to the extent such representations and warranties expressly relate to an earlier date.

            (3) No order, judgment or decree of any Governmental Authority purports to restrain any Lender from taking any actions to be made hereunder or from making any Loans to be made by it. No injunction or other restraining order has been issued, is pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this LC Request, the Credit Agreement or the making of Loans thereunder.

            (4) After giving effect to the request herein, [the Revolving LC Exposure will not exceed the Revolving LC Commitment] [the LC Facility LC Exposure will not exceed the LC Facility Commitment] [the total Revolving Exposures will not exceed the total Revolving Commitments].

      Copies of all relevant documentation with respect to the supported transaction are attached hereto.

                                        [                                      ]


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:



----------------------------------------
Footnote continued from previous page.

(20) Insert description of the obligation to which it relates in the case of Revolving Letters of Credit and a description of the Hedging Obligations which are being supported in the case of the LC Facility Letter of Credit.

(21) Insert last date upon which drafts may be presented which may not be later than (i) in the case of a Revolving Letter of Credit, (x) the date which is one year after the date of the issuance of such Revolving Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date, as applicable and (ii) in the case of the LC Facility Letter of Credit the Letter of Credit Expiration Date, as applicable.

                                                                       EXHIBIT I

                                    [Form of]
                                 LENDER ADDENDUM

      Reference is made to the Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") among QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in
Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), documentation agent (in such capacity, "DOCUMENTATION AGENT") and syndication agent (in such capacity, "SYNDICATION AGENT") "),UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders, collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and Issuing Bank.

      Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 11.14 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Commitment set forth in Schedule 1 hereto, effective as of the Closing Date.

      THIS LENDER ADDENDUM SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

      This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as
of this day __ of [      ], 200[ ].

                                                                           ,(22)
                                       ------------------------------------
                                       as a Lender
                                       [Please type legal name of Lender above]



                                       By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                       [If second signature is necessary:]

                                       By:
                                            -----------------------------------
                                            Name:
                                            Title:



----------
(22) Use this form of signature page if there is a syndicate of lenders to avoid having to keep track of correct legal names.

Accepted and agreed:

QUEST CHEROKEE, LLC


By:
   ------------------------------------
     Name:
     Title:


UBS AG, STAMFORD BRANCH, as
Administrative Agent

By:
   ------------------------------------
     Name:
     Title:


By:
   ------------------------------------
     Name:
     Title:

                                                                      SCHEDULE 1

                         COMMITMENTS AND NOTICE ADDRESS

1.       NAME OF LENDER: _______________________
         NOTICE ADDRESS: _______________________
                         _______________________
                         _______________________
         ATTENTION:      _______________________
         TELEPHONE:      _______________________
         FACSIMILE:      _______________________

2.       COMMITMENT:     _______________________

                                                                       EXHIBIT J

                                   [Reserved]

                                                                     EXHIBIT K-1

                                    [Form of]
                                   TERM B NOTE

$_______________                                              New York, New York
                                                                          [Date]


      FOR VALUE RECEIVED, the undersigned, QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), hereby promises to pay to the order of [name of lender] (the "LENDER") on the Term Loan Maturity Date (as defined in the Credit Agreement referred to below) in lawful money of the United States and in immediately available funds, the principal amount of ____________ DOLLARS ($____________), or, if less, the aggregate unpaid principal amount of all Term Loans of the Lender outstanding under the Credit Agreement referred to below, which sum shall be due and payable in such amounts and on such dates as are set forth in the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement.

      The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

      This Note is one of the Notes referred to in the Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among Borrower, the Guarantors, the Lenders, UBS SECURITIES LLC, as lead arranger, documentation agent and syndication agent, UBS LOAN FINANCE LLC, as swingline lender and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, collateral agent for the Secured Parties and Issuing Bank is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

      This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

      Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

      All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.


                                      K-1-1

      THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

      THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                            [Signature Page Follows]


                                      K-1-2

                                        QUEST CHEROKEE, LLC,
                                        as Borrower

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                      K-1-3

                                                                     EXHIBIT K-2

                                    [Form of]
                                 REVOLVING NOTE

$_________________                                            New York, New York
                                                                          [Date]


      FOR VALUE RECEIVED, the undersigned, QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), hereby promises to pay to the order of [name of lender] (the "LENDER") on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) ____________ DOLLARS ($____________) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office specified in Section 2.14 of the Credit Agreement on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.06 of the Credit Agreement.

      The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

      This Note is one of the Notes referred to in the Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among Borrower, the Guarantors, the Lenders, UBS SECURITIES LLC, as lead arranger, documentation agent and syndication agent, UBS LOAN FINANCE LLC, as swingline lender and UBS AG, STAMFORD BRANCH, as administrative agent for the Lenders, collateral agent for the Secured Parties and Issuing Bank is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

      This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

      Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

      All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.


                                      K-2-1

      THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

      THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                            [Signature Page Follows]


                                      K-2-2

                                        QUEST CHEROKEE, LLC,
                                        as Borrower

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                      K-2-3

                                                                     EXHIBIT K-3

                                    [Form of]
                                 SWINGLINE NOTE

$____________                                                 New York, New York
                                                                          [Date]


      FOR VALUE RECEIVED, the undersigned, QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), hereby promises to pay to the order of [name of swingline lender] (the "LENDER") on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) Five Million Dollars ($5,000,000) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below. Borrower further agrees to pay interest on the unpaid principal amount hereof in like money at such office specified in Section 2.17(c) of the Credit Agreement from time to time from the date hereof at the rates and on the dates specified in
Section 2.06 of the Credit Agreement.

      The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

      This Note is one of the Notes referred to in the Credit Agreement, dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"), among Borrower, the Guarantors, the Lenders, UBS SECURITIES LLC, as lead arranger, documentation agent and syndication agent, UBS LOAN FINANCE LLC, as swingline lender and UBS AG, STAMFORD BRANCH, as swingline lender, administrative agent for the Lenders, collateral agent for the Secured Parties and Issuing Bank is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

      This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

      Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

      All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

      THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RE-


                                      K-3-1

CORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

      THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

                            [Signature Page Follows]


                                      K-3-2

                                        QUEST CHEROKEE, LLC,
                                        as Borrower

                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                      K-3-3

                                                                     EXHIBIT L-1

                                    [Form of]
                             PERFECTION CERTIFICATE

                   [Previously provided under separate cover]


                                      L-1-1

                                                                     EXHIBIT L-2

                                    [Form of]
                        PERFECTION CERTIFICATE SUPPLEMENT

                   [Previously provided under separate cover]


                                      L-2-1

                                                                       EXHIBIT M

                                    [Form of]
                               SECURITY AGREEMENT

                      [To be provided under separate cover]

                                                                     EXHIBIT N-1

                                    [Form of]
                           OPINION OF COMPANY COUNSEL

                   [Form of opinion to be based on 2003 deal]


                                      N-1-1

                                                                     EXHIBIT N-2

                                    [Form of]
                            OPINION OF LOCAL COUNSEL

                   [Form of opinion to be based on 2003 deal]


                                      N-2-1

                                                                       EXHIBIT O

                                    [Form of]
                              SOLVENCY CERTIFICATE

      I, the undersigned, [financial officer] of QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), DO HEREBY CERTIFY on behalf of Borrower that:

      1. This Certificate is furnished pursuant to Section 4.01(h) of the Credit Agreement as in effect on the date of this Certificate. The capitalized terms defined therein being used herein as therein defined) dated as of July [ ], 2004 among Borrower, the Guarantors, the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), documentation agent (in such capacity, "DOCUMENTATION AGENT") and syndication agent (in such capacity, "SYNDICATION AGENT"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders, collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and Issuing Bank (as from time to time in effect, the "CREDIT AGREEMENT").

      2. Immediately following the consummation of the Transactions and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan on the date hereof, (a) the fair value of the assets of each Loan Party (individually and on a consolidated basis with its Subsidiaries) exceeds its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, I have hereunto set my hand this [  ]th day of
[         ].


                                        QUEST CHEROKEE, LLC


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:   [Financial Officer]

                                                                       EXHIBIT P

                                    [Form of]
                                INTERCOMPANY NOTE

                                                              New York, New York
                                                                          [date]

      FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a "PAYOR"), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a "PAYEE"), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

      This note ("NOTE") is an Intercompany Note referred to in the Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") among QUEST CHEROKEE, LLC, a Delaware limited liability company, the Lenders (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), UBS SECURITIES LLC, as lead arranger, documentation agent and syndication agent, UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, the "ADMINISTRATIVE AGENT") for the Lenders, and collateral agent for the Secured Parties and Issuing Bank, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

      Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note owed by any Payor that is Borrower or a Guarantor to any Payee other than Borrower shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of such Payor under the Credit Agreement, including, without limitation, where applicable, under such Payor's guarantee of the Obligations under the Credit Agreement (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as "SENIOR INDEBTEDNESS"):

            (i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which such Payee would otherwise be entitled (other than debt securities of such Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as "RESTRUCTURED DEBT SECURITIES")) shall be made to the holders of Senior Indebtedness;

            (ii) if any event of default occurs and is continuing with respect to any Senior Indebtedness (including any Event of Default under the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and

            (iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

      To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Payee and each Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and the Administrative Agent, the Issuing Bank and the Lenders are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of the itself, the Issuing Bank and the Lenders, proceed to enforce the subordination provisions herein.

      The indebtedness evidenced by this Note owed by any Payor that is not Borrower or a Guarantor shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

      Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness.

      Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

      Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

      THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                                        [List Borrower and All Subsidiaries]


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                                                       EXHIBIT Q

                                    [Form of]
                              NON-BANK CERTIFICATE

      Reference is made to the Credit Agreement dated as of July [ ], 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT") among QUEST CHEROKEE, LLC, a Delaware limited liability company ("BORROWER"), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in
Article I of the Credit Agreement), the Lenders, UBS SECURITIES LLC, as lead arranger (in such capacity, "ARRANGER"), documentation agent (in such capacity, "DOCUMENTATION AGENT") and syndication agent (in such capacity, "SYNDICATION AGENT"), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, "SWINGLINE LENDER"), and UBS AG, STAMFORD BRANCH, as administrative agent (in such capacity, "ADMINISTRATIVE AGENT") for the Lenders, collateral agent (in such capacity, "COLLATERAL AGENT") for the Secured Parties and Issuing Bank.

      The undersigned is not a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended).

                                        [NAME OF LENDER]


                                        By:
                                             -----------------------------------
                                             Name:
                                             Title:


                                        [ADDRESS]


Dated:                         , 200   .
      -------------------------     ---

                                                                     EXHIBIT R-1

                                    [Form of]
                    ASSIGNMENT OF AND AMENDMENT TO MORTGAGES

                     [Provided by V&E under separate cover]

                                                                     EXHIBIT R-2

                                    [Form of]
                          AMENDED AND RESTATED MORTGAGE

                     [Provided by V&E under separate cover]

                                SCHEDULE 1.01(B)
                                       TO
                                CREDIT AGREEMENT

                            REFINANCING INDEBTEDNESS



Obligations under the Existing Credit Agreements (as defined in the Credit Agreement) other than obligations under the outstanding letters of credit issued thereunder.

                                SCHEDULE 1.01(C)
                                       TO
                                CREDIT AGREEMENT

                              SUBSIDIARY GUARANTOR



Bluestem Pipeline, LLC

                                  Schedule 2.01

                              LC Facility Deposits


                       UBS Loan Finance LLC - $15,000,000

                                  SCHEDULE 3.03
                                       TO
                                CREDIT AGREEMENT

                   GOVERNMENT APPROVALS; COMPLIANCE WITH LAWS



Required consents or approvals of, registrations or filings with, or any other action by, any Governmental Authority: None.

Violations of the Organizational Documents of any Company or any judgment, decree or order of any Governmental Authority: None.

Violations of or default or required consents or approvals under any indenture, agreement, Organizational Document or other instrument binding upon any Company or its property, or that gives rise to a right thereunder to require any payment to be made by any Company that could reasonably be expected to result in a Material Adverse Effect: None.

Creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens: None.

                                SCHEDULE 3.05(B)
                                       TO
                                CREDIT AGREEMENT

                                  REAL PROPERTY

None

                                SCHEDULE 3.06(C)
                                       TO
                                CREDIT AGREEMENT

                            VIOLATIONS OR PROCEEDINGS



Known material violation by others of any right of such Loan Party with respect to any copyright, patent or trademark: None

                                SCHEDULE 3.07(A)
                                       TO
                                CREDIT AGREEMENT

                                  SUBSIDIARIES



SUBSIDIARY              JURISDICTION     EQUITY        PERCENTAGE OF      NO. SUBJECT TO OPTIONS, WARRANTS,
                                        INTERESTS       OUTSTANDING        RIGHTS OF CONVERSION, OR OTHER
                                                        MEMBERSHIP                 PURCHASE RTS.
                                                        INTERESTS
----------              ------------     ------        -------------      ---------------------------------
Bluestem Pipeline, LLC    Delaware     Membership          100%                       None
                                       Interests

                                SCHEDULE 3.07(C)
                                       TO
                                CREDIT AGREEMENT

                               ORGANIZATION CHART


Attached is an organization chart showing the ownership structure of Borrower and each Subsidiary on the Closing Date

                                  (FLOW CHART)

                                SCHEDULE 3.09(C)
                                       TO
                                CREDIT AGREEMENT

                               MATERIAL AGREEMENTS


1. Purchase and Sale Agreement among Devon Energy Production Company, L.P. ("Devon"), Tall Grass Gas Service, LLC ("Tall Grass"), and Quest Resource Corporation ("QRC") and dated December 10, 2003.

2. Assignment Agreement between QRC and Quest Cherokee, LLC and dated December 22, 2003.

3. Hold Back Agreement between Devon, Quest Cherokee, LLC and Bank One, N.A. ("Bank One") and dated December 22, 2003.

4. Note Purchase Agreement between Quest Cherokee, LLC and Cherokee Energy Partners, LLC ("Cherokee Partners") and dated December 22, 2003, as amended by that certain First Amendment to Note Purchase Agreement between Borrower and Cherokee Partners dated as of July 22, 2004.

5. Amended and Restated Junior Subordinated Promissory Note by Quest Cherokee, LLC in favor of Cherokee Partners dated as of July 22, 2004.

6. Operating and Management Agreement between Quest Cherokee, LLC and QES and dated December 22, 2003.

7. Gas Gathering Agreement between Borrower and Bluestem and dated December 22, 2003.

8. Non-Competition and Non-Disclosure Agreement among QRC, Quest Cherokee, LLC, QOG, QES STP, Ponderosa, PSI, JWGG and Cherokee Partners and dated December 22, 2003.

9. Operational Balancing Agreements between Southern Star Central Gas Pipeline, Inc. and Bluestem Pipeline, LLC dated January 27, 2004 and March 25, 2004.

10. Facility, Construction, Ownership and Operating Agreement between Williams Gas Pipelines Central, Inc. and Lenapah Gas, LLC dated April 4, 2001.

11. Facility, Construction, Ownership and Operating Agreement between Southern Star Central Gas Pipeline, Inc. and Bluestem Pipeline, LLC dated April 18, 2004.

12. Master Rental Agreement between Universal Compression, Inc. and Bluestem Pipeline, LLC dated January 16, 2004.

13. Master Rental and Servicing Agreement between Hanover Compression, Inc. and Bluestem Pipeline, LLC dated June 24, 2004.

14. International Swap Derivatives Account, Inc. agreement with Quest Resource Corporation, Wells Fargo Bank, and Bank One.

15. NAESB Agreement (Sale and Purchase of Natural Gas) between ONEOK Energy Marketing and Trading Company, L.P. and Bluestem Pipeline, LLC dated January 1, 2003.

16. NAESB Agreement (Sale and Purchase of Natural Gas) between Seminole Energy Services, LLC and Bluestem Pipeline, LLC dated March 26, 2004.

                                  SCHEDULE 3.18
                                       TO
                                CREDIT AGREEMENT

                              ENVIRONMENTAL MATTERS


                   Matters disclosed in the following reports:

1. September 2002 Limited Due Diligence Review, Cherokee Basin Coal Bed Methane Project, Southeastern Kansas and Northeastern Oklahoma prepared for STP Inc., Wells Fargo Bank Texas, N.A., and Wells Fargo Energy Capital, Inc. and prepared by O&G Environmental Consulting, LLC, 9033 East Easter Place, Suite 104, Englewood, Colorado 80112.

2. May 2003 Draft Limited Due Diligence Review, Southeastern Kansas Coal Bed Methane Project, Southeastern Kansas prepared for Quest Oil & Gas Corporation and prepared by O&G Environmental Consulting, LLC, 9033 East Easter Place, Suite 104, Englewood, Colorado 80112.

3. December 2003 Limited Due Diligence Review Update, Cherokee Basin Coal Bed Methane Project, Southeastern Kansas and Northeastern Oklahoma prepared for Quest Cherokee, LLC, ArcLight Capital Partners, LLC and Banc One Capital Markets, Inc. and prepared by O&G Environmental Consulting, LLC, 9033 East Easter Place, Suite 104, Englewood, Colorado 80112.

4. December 2003 Limited Due Diligence Review, Devon Lease Coal Bed Methane Project, Southeastern Kansas and Northeastern Oklahoma prepared for Quest Cherokee, LLC, ArcLight Capital Partners, LLC and Banc One Capital Markets, Inc. and prepared by O&G Environmental Consulting, LLC, 9033 East Easter Place, Suite 104, Englewood, Colorado 80112.

                                  SCHEDULE 3.19
                                       TO
                                CREDIT AGREEMENT

                                    INSURANCE



1.    Property  Insurance
      Insured:  Quest Cherokee, LLC
                Bluestem Pipeline, LLC
      Company:  Chubb Group of Insurance Companies
      Additional Insured:  UBS AG, Stamford Branch


2.    Liability Insurance
      Insured:  Quest Cherokee, LLC
                Bluestem Pipeline, LLC
      Company:  Chubb Group of Insurance Companies\Liberty Mutual
      Coverage: General Liability ($1,000,000 each occurrence)
                Automobile Liability ($1,000,000 combined single limit) Excess\Umbrella Liability ($10,000,000 aggregate) Workers Compensation ($1,000,000 each accident) Pollution Liability ($2,000,000 aggregate/$1,000,000 each incident)
                Additional Insured:  UBS AG, Stamford Branch

                                SCHEDULE 5.01 (1)
                                       TO
                                CREDIT AGREEMENT

                                 RESERVE REPORT


Borrower has delivered to Agent the reserve report dated June 1, 2004 prepared by Cawley Gillespie and Associates

                               Schedule 5.14

                        Post-Closing Collateral Matters

   (a) The Borrower shall, and shall cause each of its Subsidiaries to, as expeditiously as possible, but in no event later than the number of days after the Closing Date applicable to each item set forth below, provided, that (1) in each case, the Administrative Agent may extend such number of days at any time and from time to time by such additional term as it deems appropriate in its sole discretion and (2) in each case, the Administrative Agent may, from time to time and at any time, in its sole discretion, waive any requirement hereof in whole or in part, subject to such conditions as the Administrative Agent may reasonably determine.

            To the extent not delivered at the Closing Date:

            Diligence

                  (i) within 30 days after the Closing Date, to the extent
            reasonably requested by Administrative Agent, make available copies and lists in the Borrower's or any of its Subsidiary's possession, or reasonably available to the Borrower or any of its Subsidiary's, as applicable, of the following diligence items relating to the Borrower and each of its Subsidiaries: (A) leases or other agreements pursuant to which the Borrower or any of its Subsidiaries uses or occupies Mineral Interests, and any ground leases or superior leases affecting any such Mineral Interests, or options to purchase or renew, rights of first refusal and operating or payment covenants associated therewith, provided, however, that Borrower shall only be required to make such leases, documents or other agreements available at its corporate offices during normal business hours; (B) existing surveys in the Borrower's or any of its Subsidiary's possession with respect to any owned or leased Mineral Interests described above; (C) all material agreements among contiguous or adjacent land owners, development agreements or other space sharing arrangements necessary for the operation of owned or leased Mineral Interests described in the clauses above; (D) all material federal, state, local or quasi-governmental agency permits, authorizations and licenses necessary for the operation of owned or leased Mineral Interests described in the clauses above provided, however, that Borrower shall only be required to make such leases, documents or other agreements available at its corporate offices during normal business hours;

                  (ii) within 30 days after the Closing Date, deliver to
            Administrative Agent, an update to the preliminary perfection certificate delivered on the Closing Date substantially in the form of Exhibit L-1, together with evidence of the completion (to the extent required pursuant hereto) of all related recordings and filings of, or with respect to, the Security Documents and delivery of such other security and other documents as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the Liens created, or purported or intended to be created, by the Security Documents delivered at such time.

                                SCHEDULE 6.01(B)
                                       TO
                                CREDIT AGREEMENT


                              EXISTING INDEBTEDNESS

EQUIPMENT AND MORTGAGE LENDERS(1)

Note payable to Yates Center Branch Bank in the amount of $430,638 (as of July 14, 2004)

Indebtedness to FCC Equipment Financing, Inc. in the amount of $33,435 (as of July 14, 2004)

Indebtedness to Toyota Financial Services in the amount of $43,760 (as of July 14, 2004)

Indebtedness to Daimler Chrysler, LLC in the amount of $10,832 (as of July 14,
2004)

Indebtedness to Ford Motor Credit in the amount of $344,333 (as of July 14,
2004)

Indebtedness to Case Credit Corporation in the amount of $288 (as of July 14,
2004)

Indebtedness to Community National Bank in the amount of $28,755 (as of July 14,
2004)

Indebtedness to K.A. Equipment in the amount of $21,000 (as of July 14, 2004)

Indebtedness to Caterpillar Financial Services Corporation in the amount of $289,375 (as of July 14, 2004)

Indebtedness to Commercial Bank in the amount of $69,338 (as of July 14, 2004)

Indebtedness to Douglas L. Lamb in the amount of $203,711 (as of July 14, 2004)

Indebtedness to Chrysler Financial Services, LC in the amount of $81,408 (as of July 14, 2004)

Indebtedness to D. C. Financial Services, Inc. in the amount of $25,947 (as of July 14, 2004)

Indebtedness to Daimler Chrysler Financial in the amount of $18,210 (as of July 14, 2004)

Indebtedness to Bank of Commerce in the amount of $47,875 (as of July 14, 2004)

--------

(1) Equipment and mortgage lender indebtedness has been assumed by Borrower from certain members of the Quest Group in connection with the formation of Borrower. Such assumption has not been documented by the issuance of new or amended instruments evidencing such indebtedness. Members of the Quest Group are still named as the borrowers of record with the equipment lenders. After Closing, the equipment lender indebtedness will be refinanced by Borrower on a secured basis and the liens securing such refinanced indebtedness will be permitted under Section 6.02(c) of this Agreement.

Indebtedness to Challenger Finance in the amount of $25,216

Indebtedness to Quest Energy Service, Inc. in the amount of $222,572

                                SCHEDULE 6.02(C)
                                       TO
                                CREDIT AGREEMENT

                                 EXISTING LIENS

Liens on the cash collateral account established in favor of Bank One, N.A. pursuant to that certain Loan Transfer Agreement dated as of July 22, 2004 among Borrower, Guarantor, the Quest Group, Cherokee Partners, the Existing Agents, the Existing Lenders, the Agents and the Lenders securing certain letters of credit initially issued under the Existing Credit Agreements.

EQUIPMENT\VEHICLE AND OTHER MORTGAGE LIENS(2)

Liens on vehicles and/or equipment securing note payable to Yates Center Branch Bank in the amount of $430,638 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to FCC Equipment Financing, Inc. in the amount of $33,435 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Toyota Financial Services in the amount of $43,760 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Daimler Chrysler, LLC in the amount of $10,832 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Ford Motor Credit in the amount of $344,333 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Case Credit Corporation in the amount of $288 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Community National Bank in the amount of $28,755 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to K.A. Equipment in the amount of $21,000 (as of July 14, 2004)

--------

(2) Equipment and mortgage lender indebtedness has been assumed by Borrower from certain members of the Quest Group in connection with the formation of Borrower. Such assumption has not been documented by the issuance of new or amended instruments evidencing such indebtedness. Members of the Quest Group are still named as the borrowers of record with the equipment lenders. After Closing, the equipment lender indebtedness will be refinanced by Borrower on a secured basis and the liens securing such refinanced indebtedness will be permitted under Section 6.02(c) of this Agreement.

Liens on vehicles and/or equipment securing indebtedness to Caterpillar Financial Services Corporation in the amount of $289,375 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Commercial Bank in the amount of $69,338 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Douglas L. Lamb in the amount of $203,711 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Chrysler Financial Services, LC in the amount of $81,408 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to D. C. Financial Services, Inc. in the amount of $25,947 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Daimler Chrysler Financial in the amount of $18,210 (as of July 14, 2004)

Liens on vehicles and/or equipment securing indebtedness to Bank of Commerce in the amount of $47,875 (as of July 14, 2004)

Liens on vehicles and/or equipment securing Indebtedness to Challenger Finance in the amount of $25,216

Liens on vehicles and/or equipment securing Indebtedness to Quest Energy Service, Inc. in the amount of $222,572

                                SCHEDULE 6.04(B)
                                       TO
                                CREDIT AGREEMENT

                              EXISTING INVESTMENTS



Loans of money or credit (by way of guarantee or otherwise) or advances to any person, or purchases of any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or capital contributions to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (except investment in Subsidiary Guarantor and Hedging Obligations): None

            Real Property

                  (iii) within 60 days after the Closing Date, execute and
            deliver an amended and restated Mortgage encumbering each leasehold interest disclosed in subparagraph (i) of this Schedule, in each case duly executed and acknowledged by the Borrower or Subsidiary that is the owner of or holder of an interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires, financing statements or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable law, all of which shall be in form and substance reasonably satisfactory to the Collateral Agent, and any other instruments necessary to grant a mortgage lien under the laws of each applicable jurisdiction, which Mortgage and financing statements and other instruments shall when recorded be effective to create a first priority Lien on and security interest in such Mortgaged Property to the Collateral Agent for the benefit of the Secured Parties, subject to no other Liens except Liens expressly permitted by such Mortgage (including, without limitation, Permitted Collateral Liens);

                  (iv) within 60 days after the Closing Date, deliver to
            Administrative Agent evidence of proper conveyance to Borrower or a Subsidiary of each leasehold interest disclosed in subparagraph (i) of this Schedule, to the extent such conveyances were either (i) not recorded prior to the Closing Date, or (ii) previously recorded but corrective filings were deemed necessary during the course of Borrower's review of property files of Devon Energy Production Company, LP;

                  (v) within 60 days after the Closing Date, deliver to
            Administrative Agent comprehensive lists of the Mortgaged Property (to include each leasehold interest disclosed in subparagraph (i) of this Schedule), in form suitable for attachment to amended and restated Mortgages, accurately and completely describing the Mortgaged Property, including any additional or corrective conveyances made as described in subparagraph (iv) of this Schedule;

                  (vi) to the extent available to Borrower or any of its
            Subsidiaries, within 60 days after the Closing Date, deliver evidence reasonably acceptable to the Collateral Agent of payment by the Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages referred to above;

            Personal Property

                  (vii) within 30 days after the Closing Date execute and
            deliver and have each deposit bank execute and deliver, Control Agreements (as such term is defined in the Security Agreement) necessary to perfect the Collateral Agent's security interest in all Deposit Accounts of each Pledgor (as each such term is defined in the Security Agreement).